As filed with the Securities and Exchange Commission on October 28, 2011

Investment Company Act File No. 811-10179

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 11	☒

(Check appropriate box or boxes)

MASTER BASIC VALUE LLC

(Exact Name of Registrant as Specified in Charter)

100 Bellevue Parkway
Wilmington, Delaware 19809

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code) (800) 441-7762

John M. Perlowski

Master Basic Value LLC

55 East 52nd Street, New York, New York 10055

(Name and Address of Agent for Service)

Copies to:

Counsel for the Registrant:
Margery K. Neale, Esq.	Ira P. Shapiro, Esq.
Willkie Farr & Gallagher LLP	BlackRock Advisors, LLC
787 Seventh Avenue	55 East 52nd Street
New York, New York 10019-6099	New York, New York 10055

EXPLANATORY NOTE

This Registration Statement has been filed by Master Basic Value LLC (the “Registrant” or “Master LLC”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). Interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document. Part B of the Registration Statement is incorporated by reference into Part A of the Registration Statement and Part A of the Registration Statement is incorporated by reference into Part B of the Registration Statement.

The Master LLC is part of a master-feeder structure. Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 42 of the Registration Statement on Form N-1A (Securities Act File No. 2-58521 and Investment Company Act File No. 811-02739) of BlackRock Basic Value Fund, Inc. (“BlackRock Basic Value Fund” or the “Fund”), as filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2011, and as amended from time to time (the “BlackRock Basic Value Fund Registration Statement”). Part A of the BlackRock Basic Value Fund Registration Statement includes the prospectus of the BlackRock Basic Value Fund.

To date, the Fund invests all of its assets in interests in the Master LLC. The Fund is currently the only fund that invests in the Master LLC. The Fund and any other feeder fund that may invest in the Master LLC are referred to herein as “Feeder Funds.”

PART A

October 28, 2011

Master Basic Value LLC

Responses to Items 1, 2, 3, 4 and 13 have been omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

Item 5.  Management.

(a) Investment Manager.

The Master LLC’s investment manager is BlackRock Advisors, LLC (“BlackRock” or the “Manager”).  The Master LLC’s sub-adviser is BlackRock Investment Management, LLC (“BIM” or the “Sub-Adviser”).  Where applicable, BlackRock or the Manager also refers to the Sub-Adviser.

(b) Portfolio Managers.

Name	Portfolio Manager of the Master LLC Since	Title
Kevin Rendino	2006	Managing Director of BlackRock, Inc.

Carrie King	2009	Managing Director of BlackRock, Inc.

Item 6.  Purchase and Sale of Master LLC Interests.

Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Master LLC may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act.

There is no minimum initial or subsequent investment in the Master LLC.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day in which the New York Stock Exchange (“NYSE,” or the “Exchange”) is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor. When a request is received in proper form, the Master LLC will redeem a Feeder Fund’s interests at the next determined net asset value.

Item 7.  Tax Information.

Under the current method of operation of the Master LLC and because the Master LLC currently has one investor, the Master LLC is disregarded as an entity separate from its owner for Federal income tax purposes and, thus, is not subject to Federal income tax. Based upon the status of the Master LLC as a disregarded entity, the investor in the Master LLC will be treated as if it earned the income and owned the assets of the Master LLC directly, and will be subject to tax on the Master LLC’s ordinary income and capital gain.

If the Master LLC acquires additional investors, the Master LLC will be treated as a partnership for Federal income tax purposes, and, thus, will continue not to be subject to Federal income tax. If the Master LLC is treated as a partnership, each investor in the Master LLC will be subject to tax on its share (as determined in accordance with the governing instruments of the Master LLC) of the Master LLC’s ordinary income and capital gain. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Item 8.  Financial Intermediary Compensation.

Not applicable

Item 9. Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings.

(a)   Investment Objectives.

The investment objective of the Master LLC is to seek capital appreciation and, secondarily, income.

(b)  Implementation of Investment Objectives.

Outlined below are the main strategies the Master LLC uses in seeking to achieve its investment objective.

The Master LLC tries to achieve its investment objective by investing in securities, primarily equity securities, that Master LLC management believes are undervalued and therefore represent basic investment value.

The Master LLC places particular emphasis on companies with below average price/earnings ratios that may pay above average dividends. The Master LLC purchases primarily common stock of U.S. companies in trying to meet its objectives. The Master LLC management may also determine a company is undervalued if its stock price is down because of temporary factors from which the Master LLC management believes the company will recover. The Master LLC focuses its investments on companies with a market capitalization over $5 billion.

The Master LLC may invest up to 25% of its total assets in the securities of foreign companies. The Master LLC concentrates its foreign exposure on established companies in developed countries. Although the Master LLC may invest in emerging markets or underdeveloped countries from time to time, the Master LLC does not speculate on such markets or countries.

Master LLC management believes that favorable changes in market prices are more likely to occur when:

•	Stocks are out of favor

•	Company earnings are depressed

•	Price/earnings ratios are relatively low

•	Investment expectations are limited

•	There is no general interest in a security or industry

On the other hand, Master LLC management believes that negative developments are more likely to occur when:

•	Investment expectations are generally high

•	Stock prices are advancing or have advanced rapidly

•	Price/earnings ratios have been inflated

•	An industry or security continues to become popular among investors

Master LLC management believes that stocks with relatively high price/earnings ratios are more vulnerable to price declines from unexpected adverse developments. At the same time, stocks with relatively low price/earnings ratios are more likely to benefit from favorable but generally unanticipated events. Thus, the Master LLC may invest a large part of its net assets in stocks that have weak research ratings.

The Master LLC may sell a security if, for example, the stock price increases to the high end of the range of its historical price-book value ratio or if the Master LLC determines that the issuer no longer meets the criteria Master LLC management has established for the purchase of such securities or if Master LLC management thinks there is a more attractive investment opportunity in the same category.

Other Strategies. In addition to the main strategies discussed above, the Master LLC may use certain other investment strategies. The Master LLC may also invest or engage in the following investments/strategies.

•  Borrowing — The Master LLC may borrow for temporary or emergency purposes, including to meet redemptions.

•  Convertible Securities — Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible’s value usually reflects both the stream of current income payments and the market value of the underlying stock.

•  Derivative Transactions — The Master LLC may use derivatives to hedge its portfolio against market and currency risks or to gain exposure to equity markets. The Master LLC may also use derivatives to hedge its investment portfolio against interest rate risks or to seek to enhance its return. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gold), a currency or an index such as the S&P 500 Index. The derivatives that the Master LLC may use include indexed and inverse securities, options on portfolio positions or currencies, financial and currency futures, options on such futures, forward foreign currency transactions and swaps.

•  Foreign Securities — The Master LLC concentrates its foreign exposure on established companies in developed countries. Although the Master LLC may invest in emerging markets or underdeveloped countries from time to time, the Master LLC does not speculate on such markets or countries.

•  Illiquid/Restricted Securities — The Master LLC may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale. They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market. Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public.

•  Indexed and Inverse Securities — The Master LLC may invest in securities the potential return of which is based on the change in a specified interest rate or equity index (an “indexed security”). For example, the Master LLC may invest in a security that pays a variable amount of interest or principal based on the current level of the French or Korean stock markets. The Master LLC may also invest in indexed securities the potential return of which is based inversely on the change in a specified interest rate or equity index. The Master LLC may also invest in securities whose return is inversely related to changes in an interest rate or index (“inverse securities”). In general, the return on inverse securities will decrease when the underlying index or interest rate goes up and increase when that index or interest rate goes down.

•  Investment Companies — The Master LLC has the ability to invest in other investment companies, such as exchange traded funds, unit investment trusts, and open-end and closed-end funds. The Master LLC may invest in affiliated investment companies, including affiliated money market funds and affiliated exchange-traded funds.

•  Securities Lending — The Master LLC may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

•  Short-Term Debt Securities — The Master LLC will normally invest a portion of its assets in short-term debt securities, such as commercial paper. As a temporary measure for defensive purposes, the Master LLC may invest in these securities without limitation. The Master LLC may also increase its investment in these securities when Master LLC management is unable to find enough attractive long term investments to reduce exposure to equity securities when Master LLC management believes it is advisable to do so, or to meet redemptions. Investments in these short-term debt securities typically can be sold easily and have limited risk of loss but may limit the Master LLC’s ability to achieve its investment objective.

•  Standby Commitment Agreements — Standby commitment agreements commit the Master LLC, for a stated period of time, to purchase a stated amount of securities that may be issued and sold to the Master LLC at the option of the issuer.

•  When-Issued Securities, Delayed Delivery Securities and Forward Commitments — The purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Master LLC at an established price with payment and delivery taking place in the future. The Master LLC enters into these transactions to obtain what is considered an advantageous price to the Master LLC at the time of entering into the transaction.

(c)  Risks.

Set forth below is a summary discussion of the general risks of investing in the Master LLC. As with any fund, there can be no guarantee that the Master LLC will meet its objective, or that the Master LLC’s performance will be positive over any period of time. Investors may lose money investing in the Master LLC.

Equity Securities Risk — Common and preferred stocks represent equity ownership in a company. Stock markets are volatile. The price of equity securities will fluctuate and can decline and reduce the value of a portfolio investing in equities. The value of equity securities purchased by the Fund could decline if the financial condition of the companies the Fund invests in decline or if overall market and economic conditions deteriorate. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or an increase in production costs and competitive conditions within an industry. In addition, they may decline due to general market conditions that are not specifically related to a company or industry, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or generally adverse investor sentiment.

Investment Style Risk — Under certain market conditions, value investments have performed better during periods of economic recovery. Therefore, this investment style may over time go in and out of favor. At times when the investment style used by the Master LLC is out of favor, the Master LLC may underperform other equity funds that use different investment styles.

Market Risk and Selection Risk—Market risk is the risk that one or more markets in which the Master LLC invests will go down in value, including the possibility that a market will go down sharply and unpredictably. Selection risk is the risk that the securities that Master LLC management selects will underperform the markets, the relevant indices or the securities selected by other funds with similar investment objectives and investment strategies. This means you may lose money.

The Master LLC may also be subject to certain other risks associated with its investments and investment strategies, including:

Borrowing Risk — Borrowing may exaggerate changes in the net asset value of  Master LLC shares and in the return on the Master LLC’s portfolio. Borrowing will cost the Master LLC interest expense and other fees. The costs of borrowing may reduce the Master LLC’s return. Borrowing may cause the Master LLC to liquidate positions when it may not be advantageous to do so to satisfy its obligations.

Convertible Securities Risk—The market value of a convertible security performs like that of a regular debt security; that is, if market interest rates rise, the value of a convertible security usually falls. In addition, convertible securities are subject to the risk that the issuer will not be able to pay interest or dividends when due, and their market value may change based on changes in the issuer’s credit rating or the market’s perception of the issuer’s creditworthiness. Since it derives a portion of its value from the common stock into which it may be converted, a convertible security is also subject to the same types of market and issuer risks that apply to the underlying common stock.

Debt Securities Risk — Debt securities, such as bonds, involve credit risk. Credit risk is the risk that the borrower will not make timely payments of principal and interest. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of the Master LLC’s investment in that issuer. The degree of credit risk depends on the issuer’s financial condition and on the terms of the securities. Debt securities are also subject to interest rate risk. Interest rate risk is the risk that the value of a debt security may fall when interest rates rise. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than the market price of shorter term securities.

Derivatives Risk—The Master LLC’s use of derivatives may reduce the Master LLC’s returns and/or increase volatility. Volatility is defined as the characteristic of a security, an index or a market to fluctuate significantly in price within a short time period. A risk of the Master LLC’s use of derivatives is that the fluctuations in their values may not correlate perfectly with the overall securities markets. Derivatives are also subject to counterparty risk, which is the risk that the other party in the transaction will not fulfill its contractual obligation. In addition, some derivatives are more sensitive to interest rate changes and market price fluctuations than other securities. The possible lack of a liquid secondary market for derivatives and the resulting inability of the Master LLC to sell or otherwise close a derivatives position could expose the Master LLC to losses and could make derivatives more difficult for the Master LLC to value accurately. The Master LLC could also suffer losses related to its derivatives positions as a result of unanticipated market movements, which losses are potentially unlimited. Finally, BlackRock may not be able to predict correctly the direction of securities prices, interest rates and other economic factors, which could cause the Master LLC’s derivatives positions to lose value. When a derivative is used as a hedge against a position that the Master LLC holds, any loss generated by the derivative generally should be substantially offset by gains on the hedged investment, and vice versa. While hedging can reduce or eliminate losses, it can also reduce or eliminate gains. Hedges are sometimes subject to imperfect matching between the derivative and the underlying security, and there can be no assurance that the Master LLC’s hedging transactions will be effective. The income from certain derivatives may be subject to Federal income tax.

Because the Master LLC may use derivatives to seek to enhance returns, its investments will expose the Master LLC to the risks outlined above to a greater extent than if the Master LLC used derivatives solely for hedging purposes. Use of derivatives to seek to enhance returns may be considered speculative. Recent legislation calls for new regulation of the derivatives markets. The extent and impact of the regulation is not yet known and may not be known for some time. New regulation may make derivatives more costly, may limit the availability of derivatives, or may otherwise adversely affect the value or performance of derivatives.

Expense Risk — Master LLC expenses are subject to a variety of factors, including fluctuations in the Master LLC’s net assets. Accordingly, actual expenses may be greater or less than those indicated. For example, to the extent that the Master LLC’s net assets decrease due to market declines or redemptions, the Master LLC’s expenses will increase as a percentage of Master LLC net assets. During periods of high market volatility, these increases in the Master LLC’s expense ratio could be significant.

Foreign Securities Risk—Securities traded in foreign markets have often (though not always) performed differently from securities traded in the United States. However, such investments often involve special risks not present in U.S. investments that can increase the chances that the Master LLC will lose money. In particular, the Master LLC is subject to the risk that because there may be fewer investors on foreign exchanges and a smaller number of securities traded each day, it may be more difficult for the Master LLC to buy and sell securities on those exchanges. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

Certain Risks of Holding Master LLC Assets Outside the United States—The Master LLC generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody business. In addition, there may be limited or no regulatory oversight of their operations. Also, the laws of certain countries limit the Master LLC’s ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Master LLC to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Master LLC can earn on its investments and typically results in a higher operating expense ratio for the Master LLC than for investment companies invested only in the United States.

Currency Risk—Securities and other instruments in which the Master LLC invests may be denominated or quoted in currencies other than the U.S. dollar. For this reason, changes in foreign currency exchange rates can affect the value of the Master LLC’s portfolio.

Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. dollars. This risk, generally known as “currency risk,” means that a strong U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

Foreign Economy Risk—The economies of certain foreign markets may not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of capital, resources and balance of payments position. Certain foreign economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures. Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investments in their capital markets or in certain industries. Any of these actions could severely affect securities prices or impair the Master LLC’s ability to purchase or sell foreign securities or transfer the Master LLC’s assets or income back into the United States, or otherwise adversely affect the Master LLC’s operations.

Other potential foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing legal judgments in foreign courts and political and social instability. Diplomatic and political developments, including rapid and adverse political changes, social instability, regional conflicts, terrorism and war, could affect the economies, industries and securities and currency markets, and the value of the Master LLC’s investments, in non-U.S. countries. These factors are extremely difficult, if not impossible, to predict and take into account with respect to the Master LLC’s investments.

Governmental Supervision and Regulation/Accounting Standards—Many foreign governments do not supervise and regulate stock exchanges, brokers and the sale of securities to the same extent as such regulations exist in the United States. They also may not have laws to protect investors that are comparable to U.S. securities laws. For example, some foreign countries may have no laws or rules against insider trading. Insider trading occurs when a person buys or sells a company’s securities based on material non-public information about that company. In addition, some countries may have legal systems that may make it difficult for the Master LLC to vote proxies, exercise shareholder rights, and pursue legal remedies with respect to its foreign investments. Accounting standards in other countries are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for Master LLC management to completely and accurately determine a company’s financial condition.

Settlement Risk—Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement and clearance procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically associated with the settlement of U.S. investments.

At times, settlements in certain foreign countries have not kept pace with the number of securities transactions. These problems may make it difficult for the Master LLC to carry out transactions. If the Master LLC cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Master LLC cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party; the Master LLC could be liable for any losses incurred.

Indexed and Inverse Securities Risks — Certain indexed and inverse securities have greater sensitivity to changes in interest rates or index levels than other securities, and the Fund’s investment in such instruments may decline significantly in value if interest rates or index levels move in a way Fund management does not anticipate.

Investment in Other Investment Companies Risk — As with other investments, investments in other investment companies are subject to market and selection risk. In addition, if the Fund acquires shares of investment companies, including ones affiliated with the Master LLC, shareholders bear both their proportionate share of expenses in the Master LLC (including management and advisory fees) and, indirectly, the expenses of the investment companies. To the extent the Master LLC is held by an affiliated fund, the ability of the Master LLC to hold other investment companies may be limited.

Leverage Risk — Some transactions may give rise to a form of economic leverage. These transactions may include, among others, derivatives, and may expose the Master LLC to greater risk and increase its costs. The use of leverage may cause the Master LLC to liquidate portfolio positions when it may not be advantageous to do so to satisfy its obligations or to meet any required asset segregation requirements. Increases and decreases in the value of the Master LLC’s portfolio will be magnified when the Master LLC uses leverage. As an open-end investment company registered with the SEC, the Master LLC is subject to the federal securities laws, including the Investment Company Act, the rules thereunder, and various SEC and SEC staff interpretive positions. In accordance with these laws, rules and positions, the Master LLC must “set aside” liquid assets (often referred to as “asset segregation”), or engage in other  SEC- or staff-approved measures, to “cover” open positions with respect to certain kinds of instruments.

Liquidity Risk — Liquidity risk exists when particular investments are difficult to purchase or sell. The Master LLC’s investments in illiquid securities may reduce the returns of the Master LLC because it may be difficult to sell the illiquid securities at an advantageous time or price. To the extent that the Master LLC’s principal investment strategies involve derivatives or securities with substantial market and/or credit risk, the Master LLC will tend to have the greatest exposure to liquidity risk. Liquid investments may become illiquid after purchase by the Master LLC, particularly during periods of market turmoil. Illiquid investments may be harder to value, especially in changing markets, and if the Master LLC is forced to sell these investments to meet redemption requests or for other cash needs, the Master LLC may suffer a loss. In addition, when there is illiquidity in the market for certain securities, the Master LLC, due to limitations on illiquid investments, may be subject to purchase and sale restrictions.

Securities Lending Risk—Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Master LLC may lose money and there may be a delay in recovering the loaned securities. The Master LLC could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences for the Master LLC.

Standby Commitment Agreements Risk—Standby commitment agreements involve the risk that the security the Master LLC buys will lose value prior to its delivery to the Master LLC and will no longer be worth what the Master LLC has agreed to pay for it. These agreements also involve the risk that if the security goes up in value, the counterparty will decide not to issue the security. In this case, the Master LLC loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

When-Issued and Delayed Delivery Securities and Forward Commitments Risks—When issued and delayed delivery securities and forward commitments involve the risk that the security the Master LLC buys will lose value prior to its delivery. There also is the risk that the security will not be issued or that the other party to the transaction will not meet its obligation. If this occurs, the Master LLC loses both the investment opportunity for the assets it set aside to pay for the security and any gain in the security’s price.

(d)  Portfolio Holdings.

For a discussion of the Master LLC’s policies and procedures regarding the selective disclosure of its portfolio holdings, please see Part B of this Registration Statement. The Master LLC’s top ten holdings are available on a monthly basis at www.blackrock.com generally within 5 business days after the end of the month to which the information applies.

Item 10.    Management, Organization and Capital Structure.

(a)  Management.

(1)  Investment Adviser.

BlackRock Advisors, LLC, the investment adviser of the Master LLC, manages the Master LLC’s investments and its business operations subject to the oversight of the Board of Directors of the Master LLC (the “Board”). While BlackRock is ultimately responsible for the management of the Master LLC, it is able to draw upon the research and expertise of its asset management affiliates for portfolio decisions and management with respect to certain portfolio securities. BlackRock is a wholly owned subsidiary of BlackRock, Inc.

The Master LLC has entered into an investment advisory agreement with BlackRock (the “Investment Management Agreement”) pursuant to which the Master LLC pays BlackRock a monthly fee at the annual rate of 0.60% of the average daily net assets of the Master LLC for the first $100 million; 0.50% of the average daily net assets of the Master LLC from $100 million to $200 million; and 0.40% of the average daily net assets of the Master LLC above $200 million. BlackRock may waive a portion of the Master LLC’s management fee in connection with the Master LLC’s investment in an affiliated money market fund.

For the fiscal year ended June 30, 2011, the manager received a fee, net of any applicable waivers, at the annual rate of 0.41% of the Master LLC’s average daily net assets.

BlackRock has entered into a sub-advisory agreement with BlackRock Investment Management, LLC, an affiliate of BlackRock, under which BlackRock pays the Sub-Adviser for services it provides a monthly fee at an annual rate equal to a percentage of the management fee paid to BlackRock by the Master LLC under the Investment Management Agreement. The Sub-Adviser is responsible for the day-to-day management of the Master LLC’s portfolio.

A discussion of the basis for the Board’s approval of the Investment Management Agreement and the sub-advisory agreement between BlackRock and the Sub-Adviser is included in the BlackRock Basic Value Fund’s annual shareholder report for the fiscal year ended June 30, 2011.

BlackRock was organized in 1994 to perform advisory services for investment companies. The Sub-Adviser is a registered investment adviser and a commodity pool operator organized in 1999. BlackRock and its affiliates had approximately $3.345 trillion in investment company and other portfolio assets under management as of September 30, 2011.

From time to time, a manager, analyst, or other employee of BlackRock or its affiliates may express views regarding a particular asset class, company, security, industry, or market sector. The views expressed by any such person are the views of only that individual as of the time expressed and do not necessarily represent the views of BlackRock or any other person within the BlackRock organization. Any such views are subject to change at any time based upon market or other conditions and BlackRock disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for the Master LLC are based on numerous factors, may not be relied on as an indication of trading intent on behalf of the Master LLC.

Conflicts of Interest

The investment activities of BlackRock and its affiliates (including BlackRock, Inc. and PNC and their affiliates, directors, partners, trustees, managing members, officers and employees (collectively, the “Affiliates”)) and of BlackRock, Inc.’s significant shareholder, Barclays Bank PLC and its affiliates, including Barclays (each a “Barclays Entity” and collectively, the “Barclays Entities) in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Master LLC and its shareholders. BlackRock and its Affiliates or the Barclays Entities provide investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the funds. BlackRock and its Affiliates or the Barclays Entities are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Master LLC. One or more Affiliates or Barclays Entities act or may act as an investor, investment banker, research provider, investment manager, financier, advisor, market maker, trader, prime broker, lender, agent and principal, and have other direct and indirect interests, in securities, currencies and other instruments in which the Master LLC directly and indirectly invests. Thus, it is likely that the Master LLC will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which an Affiliate or a Barclays Entity performs or seeks to perform investment banking or other services. One or more Affiliates or Barclays Entities may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Master LLC and/or that engage in and compete for transactions in the same types of securities, currencies and other instruments as the Master LLC. The trading activities of these Affiliates or Barclays Entities are carried out without reference to positions held directly or indirectly by the Master LLC and may result in an Affiliate or a Barclays Entity having positions that are adverse to those of the Master LLC. No Affiliate or Barclays Entity is under any obligation to share any investment opportunity, idea or strategy with the Master LLC. As a result, an Affiliate or a Barclays Entity may compete with the Master LLC for appropriate investment opportunities. The results of the Master LLC’s investment activities, therefore, may differ from those of an Affiliate or a Barclays Entity and of other accounts managed by an Affiliate or a Barclays Entity, and it is possible that the Master LLC could sustain losses during periods in which one or more Affiliates or Barclays Entities and other accounts achieve profits on their trading for proprietary or other accounts. The opposite result is also possible. In addition, the Master LLC may, from time to time, enter into transactions in which an Affiliate or a Barclays Entity or its other clients have an adverse interest. Furthermore, transactions undertaken by Affiliate-advised clients may adversely impact the Master LLC. Transactions by one or more Affiliate- or Barclays Entity-advised clients or BlackRock may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Master LLC. The Master LLC’s activities may be limited because of regulatory restrictions applicable to one or more Affiliates or Barclays Entities, and/or their internal policies designed to comply with such restrictions. In addition, the Master LLC may invest in securities of companies with which an Affiliate or a Barclays Entity has or is trying to develop investment banking relationships or in which an Affiliate or a Barclays Entity has significant debt or equity investments. The Master LLC also may invest in securities of companies for which an Affiliate or a Barclays Entity provides or may some day provide research coverage. An Affiliate or a Barclays Entity may have business relationships with and purchase or distribute or sell services or products from or to distributors, consultants or others who recommend the Master LLC or who engage in transactions with or for the Master LLC, and may receive compensation for such services. The Master LLC may also make brokerage and other payments to Affiliates or Barclays Entities in connection with the Master LLC’s portfolio investment transactions.

Under a securities lending program approved by the Master LLC’s Board of Directors, the Master LLC has retained an Affiliate of BlackRock to serve as the securities lending agent for the Master LLC to the extent that the Master LLC participates in the securities lending program. For these services, the lending agent may receive a fee from the Master LLC, including a fee based on the returns earned on the Master LLC’s investment of the cash received as collateral for the loaned securities. In addition, one or more Affiliates may be among the entities to which the Master LLC may lend its portfolio securities under the securities lending program.

The activities of BlackRock and its Affiliates may give rise to other conflicts of interest that could disadvantage the Master LLC and its shareholders. BlackRock has adopted policies and procedures designed to address these potential conflicts of interest. See Part B of this Registration Statement for further information.

(2)  Portfolio Managers.

The Master LLC is managed by a team of financial professionals.  Kevin Rendino and Carrie King are the portfolio managers and are jointly and primarily responsible for the day-to-day management of the Master LLC. Mr. Rendino is the senior portfolio manager and Ms. King is the associate portfolio manager.

Portfolio Manager	Primary Role	Since	Title and Recent Biography

Kevin Rendino	Jointly and primarily responsible for the day-to-day management of the Master LLC and the selection of its investments.	2006	Managing Director of BlackRock, Inc. since 2006; Head of BlackRock’s Basic Value Equity team; Managing Director of Merrill Lynch Investment Managers, L.P. (“MLIM”) from 2000 to 2006.

Carrie King	Jointly and primarily responsible for the day-to-day management of the Master LLC and the selection of its investments.	2009	Managing Director of BlackRock, Inc. since 2010; Director of BlackRock, Inc. from 2007 to 2010; Vice President of BlackRock, Inc. in 2006; Vice President of MLIM from 1993 to 2006.

(3) Legal Proceedings.

Not applicable.

(b)  Capital Stock.

Investors in the Master LLC have no preemptive or conversion rights, and interests in the Master LLC are fully paid and non-assessable. The Master LLC has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors when, in the judgment of the Directors, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Master LLC, Feeder Funds would be entitled to their pro rata share of the assets of the Master LLC that are available for distribution.

Smaller Feeder Funds may be harmed by the actions of larger Feeder Funds. For example, a larger Feeder Fund could have more voting power than a smaller Feeder Fund over the operations of the Master LLC. A Feeder Fund may withdraw from the Master LLC at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Feeder Fund’s assets directly. Each Feeder Fund is entitled to vote in proportion to its investment in the Master LLC. Each Feeder Fund generally will participate in the earnings, dividends and assets of the Master LLC in accordance with its pro rata interest in the Master LLC.

Investments in the Master LLC may not be transferred except with the prior written consent of all of the Directors and all remaining interest holders. A Feeder Fund may withdraw all or any portion of its investment in the Master LLC at net asset value on any day on which the NYSE is open, subject to certain exceptions. For more information about the ability of a Feeder Fund to withdraw all or any portion of its investment in the Master LLC, please see Item 11 herein.

Item 11. Shareholder Information.

(a)  Pricing of Interests in the Master LLC.

The Master LLC calculates the net asset value of its shares (generally by using market quotations) each day the NYSE is open as of the close of business on the NYSE, based on prices at the time of closing. The NYSE generally closes at 4:00 p.m. Eastern time. The net asset value used in determining share price for an investor in the Master LLC is the next one calculated after the investor’s purchase order is placed.

The Master LLC’s assets are valued primarily on the basis of market quotations. Equity investments are valued at market value, which is generally determined using the last reported sale price on the exchange or market on which the security is primarily traded at the time of valuation. The Master LLC values fixed income portfolio securities using market prices provided directly from one or more broker-dealers, market makers, or independent third-party pricing services which may use matrix pricing and valuation models to derive values, each in accordance with valuation procedures approved by the Master LLC’s Board. Certain short-term debt securities are valued on the basis of amortized cost. The Master LLC may invest in foreign securities. Foreign currency exchange rates are generally determined as of the close of business on the NYSE. Foreign securities owned by the Master LLC may trade on weekends or other days when the Master LLC does not price its shares. As a result, the Master LLC’s net asset value may change on days when you will not be able to purchase or redeem the Master LLC’s shares.

Generally, trading in foreign securities, U.S. government securities and money market instruments and certain fixed income securities is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Master LLC’s shares are determined as of such times. When market quotations are not readily available or are not believed by BlackRock to be reliable, the Master LLC’s investments are valued at fair value. Fair value determinations are made by BlackRock in accordance with procedures approved by the Master LLC’s Board. BlackRock may conclude that a market quotation is not readily available or is unreliable if a security or other asset does not have a price source due to its lack of liquidity, if BlackRock believes a market quotation from a broker-dealer or other source is unreliable, where the security or other asset is thinly traded (e.g., municipal securities and certain non-U.S. securities) or where there is a significant event subsequent to the most recent market quotation. For this purpose, a “significant event” is deemed to occur if BlackRock determines, in its business judgment prior to or at the time of pricing the Master LLC’s assets, that it is likely that the event will cause a material change to the last closing market price of one or more assets held by the Master LLC. Foreign securities whose values are affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets may be fair valued.

Fair value represents a good faith approximation of the value of a security. The fair value of one or more securities may not, in retrospect, be the price at which those assets could have been sold during the period in which the particular fair values were used in determining the Master LLC’s net asset value.

The Master LLC may accept orders from certain authorized financial intermediaries or their designees. The Master LLC will be deemed to receive an order when accepted by the intermediary or designee and the order will receive the net asset value next computed by the Master LLC after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

(b)  Purchase of Interests in the Master LLC.

Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Master LLC may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Master LLC. However, because the Master LLC intends to be as fully invested at all times as is reasonably consistent with its investment objective and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Master LLC’s custodian bank by a Federal Reserve Bank) or, in the case of a Feeder Fund’s initial investment, in marketable securities acceptable to the Manager and consistent with the investment objective, policies and restrictions of the Master LLC.

The Master LLC reserves the right to stop accepting investments from any Feeder Fund at any time or to reject any investment order.

(c)  Redemption of Interests in the Master LLC.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor to the Master LLC. The proceeds of the withdrawal will be paid by the Master LLC normally on the business day on which the withdrawal is effected, but in any event within seven days. Investments in the Master LLC may not be transferred without the prior written consent of all of the Directors and all of the remaining interest holders.

(d)  Dividends and Distributions.

Not applicable.

(e)  Frequent Purchase and Redemption of the Master LLC Interests.

The Master LLC does not offer its interests for sale to the general public, nor does it offer an exchange privilege. The Master LLC is not, therefore, directly subject to the risks of short-term trading and the Board of Directors has not adopted procedures designed to prevent such trading. However, the Master LLC may be adversely affected by short-term trading in shares of a Feeder Fund. See “Account Information—Short-Term Trading Policy” in Part A of the BlackRock Basic Value Fund Registration Statement for more information.

(f)  Tax Consequences.

The Master LLC intends to operate as a partnership for Federal income tax purposes, but if only one investor has an interest in the Master LLC, the Master LLC will be disregarded as an entity separate from that investor. In either case, the Master LLC will not be subject to any Federal income tax. Based upon the status of the Master LLC as a partnership or disregarded entity, a Feeder Fund will take into account its share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and its qualifications as a regulated investment company under Subchapter M of the Code. The determination of a Feeder Fund’s share of the Master LLC’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Code, as amended, and the regulations promulgated thereunder.

Item 12.    Distribution Arrangements.

(a)  Sales Loads. Not applicable.

(b)  Rule 12b-1 Fees. Not applicable.

(c)  Multiple Class and Master-Feeder Funds.

The Master LLC is part of a master/feeder structure. Members of the general public may not purchase interests in the Master LLC. However, the Master LLC may sell interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Master LLC and will pay a proportionate share of the Master LLC expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Directors of the Master LLC believe that the “master/feeder” fund structure may enable the Master LLC to reduce costs through economies of scale. A larger investment portfolio for the Master LLC may reduce certain transaction costs to the extent that contributions to and redemptions from the Master LLC’s portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Master LLC may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Master LLC or withdraws from the Master LLC, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Master LLC if the Master LLC voted to change its investment objective, policies or limitations in a manner not acceptable to the directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Master LLC may affect the investment performance of the Feeder Fund and the Master LLC.

The Master LLC normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Master LLC. When a Feeder Fund is requested to vote on matters pertaining to the Master LLC, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Master LLC proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the BlackRock Basic Value Fund Registration Statement under “Management of the Fund—Master/Feeder Structure.”

PART B

October 28, 2011

MASTER BASIC VALUE LLC

Item 14.    Cover Page and Table of Contents.

This Part B of the Registration Statement, which is not a prospectus, supplements and should be read in conjunction with the current Part A of the Registration Statement of Master Basic Value LLC (the “Master LLC”), dated October 28, 2011, as it may be revised from time to time (the “Master LLC’s Part A”). The Master LLC’s Part A is incorporated herein by reference and this Part B is incorporated by reference into the Master LLC’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from Post-Effective Amendment No. 42 of the Registration Statement on Form N-1A (Securities Act File No. 2-58521 and Investment Company Act File No. 811-2739) of BlackRock Basic Value Fund, Inc. (the “BlackRock Basic Value Fund”), as filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2011 and as amended from time to time (the “BlackRock Basic Value Fund Registration Statement”). Part A of the BlackRock Basic Value Fund Registration Statement includes the prospectus of the BlackRock Basic Value Fund. Part B of the BlackRock Basic Value Fund Registration Statement includes the statement of additional information of the BlackRock Basic Value Fund.

The Master LLC is part of a “master/feeder” structure. The BlackRock Basic Value Fund invests all of its assets in interests in the Master LLC. The BlackRock Basic Value Fund is currently the only feeder fund that invests in the Master LLC. The BlackRock Basic Value Fund and any other feeder fund that may invest in the Master LLC from time to time are referred to herein as “Feeder Funds.”

This Registration Statement has been prepared as a single document consisting of Parts A, B, and C, none of which are to be used or distributed as a stand-alone document.  The financial statements which relate to the Master LLC are incorporated into this Part B by reference to the BlackRock Basic Value Fund 2011 Annual Report.  You may request a copy of the Annual Report at no charge by calling 1-800-441-7762 between 8:00 a.m. and 6:00 p.m., Eastern time, on any business day.

Item 15.    Master LLC History.

The Master LLC is an open-end investment company that was organized on May 2, 2000 as a statutory trust under the laws of the State of Delaware. On June 15, 2007, it converted to a Delaware limited liability company and changed its name to Master Basic Value LLC.

Item 16.    Description of the Master LLC and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 9 of the Master LLC’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Master LLC, the types of securities purchased by the Master LLC, the investment techniques used by the Master LLC, and certain risks relating thereto, as well as other information relating to the Master LLC’s investment programs, is incorporated herein by reference from the sections entitled “Investment Objectives and Policies” and “Investment Restrictions” in Part I of Part B of the BlackRock Basic Value Fund Registration Statement and the section entitled “Investment Risks and Considerations” in Part II of Part B of the BlackRock Basic Value Fund Registration Statement.

Information on the Master LLC’s policies and procedures with respect to the selective disclosure of the Master LLC’s portfolio holdings is incorporated herein by reference to the section entitled “Selective Disclosure of Portfolio Holdings” in Part II of Part B of the BlackRock Basic Value Fund Registration Statement.

Item 17.    Management of the Master LLC.

(a) Management Information.

Biographical Information. Certain biographical and other information relating to the Directors of the Master LLC is set forth below, including their address and year of birth, their principal occupations for at least the last five years, the length of time served, the total number of investment companies and portfolios overseen in the complex of funds advised by BlackRock or its affiliates (“BlackRock-advised Funds”) and any public directorships.

Name, Address and Year of Birth	Position(s) Held with Master LLC	Length of Time Served as a Director(1),(2)	Principal Occupation(s) During Past Five Years	Registered Investment Companies (“RICs”) consisting of Investment Portfolios (“Portfolios”) Overseen	Public Company or Investment Company Directorships held During Past Five Years

Independent Directors

James H. Bodurtha(3) 55 East 52nd Street New York, NY 10055 1944	Director	2007 to present	Director, The China Business Group, Inc. (consulting firm) since 1996 and Executive Vice President thereof from 1996 to 2003; Chairman of the Board, Berkshire Holding Corporation since 1980.	29 RICs consisting of 83 Portfolios	None

Bruce R. Bond 55 East 52nd Street New York, NY 10055 1946	Director	2007 to present

Trustee and Member of the Governance Committee, State Street Research Mutual Funds from 1997 to 2005; Board Member of Governance, Audit and Finance Committee, Avaya Inc. (computer equipment) from 2003 to 2007.

				29 RICs consisting of 83 Portfolios	None

Donald W. Burton 55 East 52nd Street New York, NY 10055 1944	Director	2002 to present

Managing General Partner, The Burton Partnership, LP (an investment partnership) since 1979; Managing General Partner, The South Atlantic Venture Funds since 1983; Director, Lifestyle Family Fitness (fitness industry) since 2006; Director, IDology, Inc. (technology solutions) since 2006; Member of the Investment Advisory Council of the Florida State Board of Administration from 2001 to 2007.

				29 RICs consisting of 83 Portfolios	Knology, Inc. (telecommunications); Capital Southwest (financial)

Name, Address and Year of Birth	Position(s) Held with Master LLC	Length of Time Served as a Director(1),(2)	Principal Occupation(s) During Past Five Years	Registered Investment Companies (“RICs”) consisting of Investment Portfolios (“Portfolios”) Overseen	Public Company or Investment Company Directorships held During Past Five Years

Honorable Stuart E. Eizenstat(4) 55 East 52nd Street New York, NY 10055 1943	Director	2007 to present

Partner and Head of International Practice, Covington and Burling LLP (law firm) since 2001; International Advisory Board Member, The Coca-Cola Company since 2002; Advisory Board Member, Veracity Worldwide, LLC (risk management) since 2007; Member of the Board of Directors, Chicago Climate Exchange (environmental) since 2006; Member of the International Advisory Board GML (energy) since 2003. Advisory Board Member, BT Americas (telecommunications) from 2004 to 2010.

				29 RICs consisting of 83 Portfolios	Alcatel-Lucent (telecommunications); Global Specialty Metallurgical (metallurgical industry); UPS Corporation (delivery service)

Kenneth A. Froot 55 East 52nd Street New York, NY 10055 1957	Director	2007 to present	Professor, Harvard University since 1992.	29 RICs consisting of 83 Portfolios	None

Robert M. Hernandez(5) 55 East 52nd Street New York, NY 10055 1944	Director	2007 to present	Director, Vice Chairman and Chief Financial Officer of USX Corporation (energy and steel business) from 1991 to 2001.	29 RICs consisting of 83 Portfolios	ACE Limited (insurance company); Eastman Chemical Company (chemicals); RTI International Metals, Inc. (metals); TYCO Electronics (electronics)

John F. O’Brien(6) 55 East 52nd Street New York, NY 10055 1943	Director	2005 to present

Chairman and Director, Woods Hole Oceanographic Institute since 2009 and Trustee thereof from 2003 to 2009; Director, Allmerica Financial Corporation from 1995 to 2003; Director, ABIOMED from 1989 to 2006; Director, Ameresco, Inc. (energy solutions company) from 2006 to 2007; Vice Chairman and Director, Boston Lyric Opera from 2002 to 2007.

				29 RICs consisting of 83 Portfolios	Cabot Corporation (chemicals); LKQ Corporation (auto parts manufacturing); TJX Companies, Inc. (retailer)

Name, Address and Year of Birth	Position(s) Held with Master LLC	Length of Time Served as a Director(1),(2)	Principal Occupation(s) During Past Five Years	Registered Investment Companies (“RICs”) consisting of Investment Portfolios (“Portfolios”) Overseen	Public Company or Investment Company Directorships held During Past Five Years

Roberta Cooper Ramo 55 East 52nd Street New York, NY 10055 1942	Director	2007 to present

Shareholder, Modrall, Sperling, Roehl, Harris & Sisk, P.A. (law firm) since 1993; Chairman of the Board, Cooper’s Inc., (retail) since 2000; Director, ECMC Group (service provider to students, schools and lenders) since 2001; President, The American Law Institute, (non-profit), since 2008; President, American Bar Association from 1995 to 1996.

				29 RICs consisting of 83 Portfolios	None

David H. Walsh(7) 55 East 52nd Street New York, NY 10055 1941	Director	2003 to present

Director, National Museum of Wildlife Art since 2007; Trustee, University of Wyoming Foundation since 2008; Director, Ruckleshaus Institute and Haub School of Natural Resources at the University of Wyoming from 2006 to 2008; Director, The American Museum of Fly Fishing since 1997; Director, The National Audubon Society from 1998 to 2005.

				29 RICs consisting of 83 Portfolios	None

Fred G. Weiss(8) 55 East 52nd Street New York, NY 10055 1941	Director	1998 to present

Managing Director, FGW Associates (consulting and investment company) since 1997; Director, Michael J. Fox Foundation for Parkinson’s Research since 2000; Director of BTG International Plc (a global technology commercialization company) from 2001 to 2007.

				29 RICs consisting of 83 Portfolios	Watson Pharmaceutical Inc. (pharmaceutical company)

Name, Address and Year of Birth	Position(s) Held with Master LLC	Length of Time Served as a Director(1),(2)	Principal Occupation(s) During Past Five Years	Registered Investment Companies (“RICs”) consisting of Investment Portfolios (“Portfolios”) Overseen	Public Company or Investment Company Directorships held During Past Five Years

Interested Directors(8)

Paul L. Audet 55 East 52nd Street New York, NY 10055 1953	Director	2011 to present

Senior Managing Director, BlackRock, Inc., and Head of BlackRock’s Real Estate business from 2008 to 2011; Member of BlackRock’s Global Operating and Corporate Risk Management Committees and of the BlackRock Alternative Investors Executive Committee and Investment Committee for the Private Equity Fund of Funds business since 2008; Head of BlackRock’s Global Cash Management business from 2005 to 2010; Acting Chief Financial Officer of BlackRock from 2007 to 2008; Chief Financial Officer of BlackRock from 1998 to 2005.

				158 RICs consisting of 283 Portfolios	None

Laurence D. Fink 55 East 52nd Street New York, NY 10055 1952	Director	2007 to present

Chairman and Chief Executive Officer of BlackRock, Inc. since its formation in 1998 and of BlackRock, Inc.’s predecessor entities since 1988 and Chairman of the Executive and Management Committees; Formerly Managing Director, The First Boston Corporation, Member of its Management Committee, Co-head of its Taxable Fixed Income Division and Head of its Mortgage and Real Estate Products Group; Chairman of the Board of several of BlackRock’s alternative investment vehicles; Director of several of BlackRock’s offshore funds; Member of the Board of Trustees of New York University, Chair of the Financial Affairs Committee and a member of the Executive Committee, the Ad Hoc Committee on Board Governance, and the Committee on Trustees; Co-Chairman of the NYU Hospitals Center Board of Trustees, Chairman of the Development/Trustee Stewardship Committee and Chairman of the Finance Committee; Trustee, The Boys’ Club of New York.

				29 RICs consisting of 83 Portfolios	BlackRock, Inc.

Henry Gabbay 55 East 52nd Street New York, NY 10055 1947	Director	2007 to present

Consultant, BlackRock, Inc. from 2007 to 2008; Managing Director, BlackRock, Inc. from 1989 to 2007; Chief Administrative Officer, BlackRock Advisors, LLC from 1998 to 2007; President of BlackRock Funds and BlackRock Bond Allocation Target Shares from 2005 to 2007 and Treasurer of certain closed-end funds in the BlackRock fund complex from 1989 to 2006.

				158 RICs consisting of 283 Portfolios	None

(1)

Each Director holds office until his or her successor is elected and qualifies or until his or her earlier death, resignation, retirement or removal as provided by the Master LLC’s by-laws or charter or statute, or until December 31 of the year in which he or she turns 72.

(2)

Following the combination of Merrill Lynch Investment Managers, L.P. (“MLIM”) and BlackRock, Inc. in September 2006, the various legacy MLIM and legacy BlackRock Fund boards were realigned and consolidated into three new Fund boards in 2007. As a result, although the chart shows certain Directors as joining the Master LLC’s board in 2007, each Director first became a member of the Board of Directors of other legacy MLIM or legacy BlackRock Funds as follows: James H. Bodurtha, 1995; Bruce R. Bond, 2005; Donald W. Burton, 2002; Honorable Stuart E. Eizenstat, 2001; Kenneth A. Froot, 2005; Robert M. Hernandez, 1996; John F. O’Brien, 2005; Roberta Cooper Ramo, 1999; David H. Walsh, 2003; Fred G. Weiss, 1998; and Richard R. West, 1978.

(3)	Chairman of the Compliance Committee.

(4)	Chairman of the Governance Committee.

(5)	Chairman of the Board of Directors.

(6)	Chairman of the Product Pricing Committee.

(7)	Chairman of the Performance Committee.

(8)	Vice-Chairman of the Board of Directors and Chairman of the Audit Committee.

(9)

Messrs. Audet and Fink are both “interested persons,” as defined in the Investment Company Act, of the Master LLC based on their positions at BlackRock, Inc. and its affiliates. Mr. Gabbay is an “interested person” of the Master LLC due to his former position at BlackRock, Inc. and to his ownership of BlackRock, Inc. and the PNC Financial Services Group, Inc. securities.

Certain biographical and other information relating to the officers of the Master LLC is set forth below, including their year of birth, their principal occupations for at least the last five years, the length of time served, the total number of BlackRock-advised funds overseen and any public directorships:

Name, Address and Year of Birth	Position(s) Held with Master LLC	Length of Time Served as an Officer(1)	Principal Occupation(s) During Past Five Years	Registered Investment Companies (“RICs”) consisting of Investment Portfolios (“Portfolios”) Overseen	Public Company or Investment Company Directorships held During Past Five Years

Master LLC Officers

John M. Perlowski 55 East 52nd Street New York, NY 10055 1964	President and Chief Executive Officer	2010 to present

Managing Director of BlackRock, Inc. since 2009; Global Head of BlackRock Fund Administration since 2009; Managing Director and Chief Operating Officer of the Global Product Group at Goldman Sachs Asset Management, L.P. from 2003 to 2009; Treasurer of Goldman Sachs Mutual Funds from 2003 to 2009 and Senior Vice President thereof from 2007 to 2009; Director of Goldman Sachs Offshore Funds from 2002 to 2009; Director, Family Resource Network (charitable organization) since 2009.

				62 RICs consisting of 187 Portfolios	None

Brendan Kyne 55 East 52nd Street New York, NY 10055 1977	Vice President	2009 to present

Managing Director of BlackRock, Inc. since 2010; Director of BlackRock, Inc. from 2008 to 2009; Head of Product Development and Management for BlackRock’s U.S. Retail Group since 2009, Co-head thereof from 2007 to 2009; Vice President of BlackRock, Inc. from 2005 to 2008.

				158 RICs consisting of 283 Portfolios	None

Neal J. Andrews 55 East 52nd Street New York, NY 10055 1966	Chief Financial Officer	2007 to present

Managing Director of BlackRock, Inc. since 2006; Senior Vice President and Line of Business Head of Fund Accounting and Administration at PNC Global Investment Servicing (U.S.) Inc., from 1992 to 2006.

				158 RICs consisting of 283 Portfolios	None

Jay M. Fife 55 East 52nd Street New York, NY 10022 1970	Treasurer	2007 to present

Managing Director of BlackRock, Inc. since 2007; Director of BlackRock, Inc. in 2006; Assistant Treasurer of the MLIM and Fund Asset Management L.P. advised funds from 2005 to 2006; Director of MLIM Fund Services Group from 2001 to 2006.

				158 RICs consisting of 283 Portfolios	None

Brian P. Kindelan 55 East 52nd Street New York, NY 10055 1959	Chief Compliance Officer and Anti-Money Laundering Officer	2007 to present	Chief Compliance Officer of the BlackRock-advised Funds since 2007; Managing Director and Senior Counsel of BlackRock, Inc. since 2005.	158 RICs consisting of 283 Portfolios	None

Ira P. Shapiro 55 East 52nd Street New York, NY 10055 1963	Secretary	2010 to present	Managing Director of BlackRock, Inc. since 2009; Managing Director and Associate General Counsel of Barclays Global Investors from 2008 to 2009; Principal thereof from 2004 to 2008.	162 RICs consisting of 507 Portfolios	None

(1)	Officers of the Master LLC serve at the pleasure of the Board of Directors.

(b)  Board of Directors.

The Board of Directors of the Master LLC consists of thirteen individuals (each a Director), ten of whom are not “interested persons” of the Master LLC as defined in the Investment Company Act (the “Independent Directors”). The registered investment companies advised by the Manager or its affiliates (the “BlackRock-advised Funds”) are organized into one complex of closed-end funds, two complexes of open-end funds (the Equity-Liquidity Complex and the Equity-Bond Complex) and one complex of exchange-traded funds (each a “BlackRock Fund Complex”). The Master LLC is included in the BlackRock Fund Complex referred to as the Equity-Bond Complex. The Directors also oversee as Board members the operations of the other open-end registered investment companies included in the Equity-Bond Complex.

The Board of Directors has overall responsibility for the oversight of the BlackRock-advised Funds, including the Master LLC. The Chairman of the Board is an Independent Director, and the Chairman of each Board committee (each, a “Committee”) is an Independent Director. The Board has five standing Committees: an Audit Committee, a Governance and Nominating Committee, a Compliance Committee, a Performance Oversight Committee and an Executive Committee. The Board also has one ad hoc committee, the Joint Product Pricing Committee. The Chairman of the Board’s role is to preside at all meetings of the Board, and to act as a liaison with service providers, officers, attorneys, and other Directors generally between meetings. The Chairman of each Committee performs a similar role with respect to the Committee. The Chairman of the Board or a Committee may also perform such other functions as may be delegated by the Board or the Committee from time to time. The Independent Directors meet regularly outside the presence of Master LLC management, in executive session or with other service providers to the Master LLC. The Board has regular meetings five times a year, and may hold special meetings if required before its next regular meeting. Each Committee meets regularly to conduct the oversight functions delegated to that Committee by the Board and reports its findings to the Board. The Board and each standing Committee conduct annual assessments of their oversight function and structure. The Board has determined that the Board’s leadership structure is appropriate because it allows the Board to exercise independent judgment over management and to allocate areas of responsibility among Committees and the full Board to enhance effective oversight.

The Board has engaged the Manager to manage the Master LLC on a day-to day basis. The Board is responsible for overseeing the Manager, other service providers, the operations of the Master LLC and associated risk in accordance with the provisions of the Investment Company Act, state law, other applicable laws, the Master LLC’s charter, and the Master LLC’s investment objectives and strategies. The Board reviews, on an ongoing basis, the Master LLC’s performance, operations, and investment strategies and techniques. The Board also conducts reviews of the Manager and its role in running the operations of the Master LLC.

Day-to-day risk management with respect to the Master LLC is the responsibility of the Manager or of the sub-adviser or other service providers (depending on the nature of the risk), subject to the supervision of the Manager. The Master LLC is subject to a number of risks, including investment, compliance, operational and valuation risks, among others. While there are a number of risk management functions performed by the Manager and the sub-advisers or other service providers, as applicable, it is not possible to eliminate all of the risks applicable to the Master

LLC. Risk oversight forms part of the Board’s general oversight of the Master LLC and is addressed as part of various Board and Committee activities. The Board, directly or through a Committee, also reviews reports from, among others, management, the independent registered public accounting firm for the Master LLC, sub-advisers, and internal auditors for the investment adviser or its affiliates, as appropriate, regarding risks faced by the Master LLC and management’s or the service provider’s risk functions. The Committee system facilitates the timely and efficient consideration of matters by the Directors, and facilitates effective oversight of compliance with legal and regulatory requirements and of the Master LLC’s activities and associated risks. The Board has appointed a Chief Compliance Officer, who oversees the implementation and testing of the Master LLC’s compliance program and reports to the Board regarding compliance matters for the Master LLC and their service providers. The Independent Directors have engaged independent legal counsel to assist them in performing their oversight responsibilities.

The members of the Audit Committee are Fred G. Weiss (Chair), Robert M. Hernandez and the Honorable Stuart E. Eizenstat, all of whom are Independent Directors. The principal responsibilities of the Audit Committee are to approve the selection, retention, termination and compensation of the Master LLC’s independent registered public accounting firm (the “independent auditors”) and to oversee the independent auditors’ work. The Audit Committee’s responsibilities include, without limitation, to (1) evaluate the qualifications and independence of the independent auditors; (2) approve all audit engagement terms and fees for the Master LLC; (3) review the conduct and results of each audit and discuss the Master LLC’s financial statements; (4) review any issues raised by the independent auditor or Master LLC management regarding the accounting or financial reporting policies and practices of the Master LLC and the internal controls of the Master LLC and certain service providers; (5) oversee the performance of (a) the Master LLC’s internal audit function provided by its investment adviser and (b) the independent auditor; (6) oversee policies, procedures and controls regarding valuation of the Master LLC’s investments; (7) discuss with Master LLC management its policies regarding risk assessment and risk management as such matters relate to the Master LLC’s financial reporting and controls; and (8) resolve any disagreements between Master LLC management and the independent auditors regarding financial reporting. The Board has adopted a written charter for the Audit Committee. During the fiscal year ended June 30, 2011, the Audit Committee met five times.

The members of the Governance and Nominating Committee (the “Governance Committee”) are the Honorable Stuart E. Eizenstat (Chair), Robert M. Hernandez and Fred G. Weiss, all of whom are Independent Directors. The principal responsibilities of the Governance Committee are to (1) identify individuals qualified to serve as Independent Directors of the Master LLC and recommend Independent Director nominees for election by shareholders or appointment by the Board; (2) advise the Board with respect to Board composition, procedures and committees (other than the Audit Committee); (3) oversee periodic self-assessments of the Board and committees of the Board (other than the Audit Committee); (4) review and make recommendations regarding Independent Director compensation; and (5) monitor corporate governance matters and develop appropriate recommendations to the Board. The Governance Committee may consider nominations for the office of Director made by Master LLC shareholders as it deems appropriate. Master LLC shareholders who wish to recommend a nominee should send nominations to the Secretary of the Master LLC that include biographical information and set forth the qualifications of the proposed nominee. The Board has adopted a written charter for the Governance Committee. During the fiscal year ended June 30, 2011, the Governance Committee met four times.

The members of the Compliance Committee are James H. Bodurtha (Chair), Bruce R. Bond and Roberta Cooper Ramo, all of whom are Independent Directors. The Compliance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee regulatory and fiduciary compliance matters involving the Master LLC, the fund-related activities of BlackRock and the Master LLC’s third party service providers. The Compliance Committee’s responsibilities include, without limitation, to (1) oversee the compliance policies and procedures of the Master LLC and its service providers; (2) review information on and, where appropriate, recommend policies concerning the Master LLC’s compliance with applicable law; and (3) review reports from and make certain recommendations and determinations regarding the Master LLC’s Chief Compliance Officer. The Board has adopted a written charter for the Compliance Committee. During the fiscal year ended June 30, 2011, the Compliance Committee met nine times.

The members of the Performance Oversight Committee (the “Performance Committee”) are David H. Walsh (Chair), Donald W. Burton, Kenneth A. Froot and John F. O’Brien, all of whom are Independent Directors, and Paul L. Audet, who is an interested Director. The Performance Committee’s purpose is to assist the Board in fulfilling its responsibility to oversee the Master LLC’s investment performance relative to its agreed-upon performance objectives. The Performance Committee’s responsibilities include, without limitation, to (1) review the Master LLC’s investment objectives, policies and practices, (2) recommend to the Board specific investment tools and techniques employed by BlackRock, (3) recommend to the Board appropriate investment performance objectives based on its review of appropriate benchmarks and competitive universes, (4) review the Master LLC’s investment performance relative to agreed-upon performance objectives and (5) review information on unusual or exceptional investment matters. The Board has adopted a written charter for the Performance Committee. During the fiscal year ended June 30, 2011, the Performance Committee met four times.

The Boards of the Equity-Liquidity Complex, the Equity-Bond Complex and the Closed-End BlackRock Fund Complex, established the ad hoc Joint Product Pricing Committee (the “Product Pricing Committee”) comprised of nine members drawn from the Independent Board members serving on the Boards of these BlackRock Fund Complexes. Messrs. John F. O’Brien, Robert M. Hernandez, Fred G. Weiss, Donald W. Burton, and David H. Walsh are members of the Product Pricing Committee representing the Equity-Bond Complex. Two Independent board members representing the Closed-End BlackRock Fund Complex and two Independent board members representing the Equity-Liquidity Complex, serve on the Product Pricing Committee. The Product Pricing Committee is chaired by Mr. John F. O’Brien. The purpose of the Product Pricing Committee is to review the components and pricing structure of the non-money market funds in the BlackRock Fund Complexes. The Product Pricing Committee was formed on June 4, 2009, and during the fiscal year ended June 30, 2011, the Product Pricing Committee met five times.

The members of the Executive Committee are James H. Bodurtha, Honorable Stuart E. Eizenstat, Robert M. Hernandez, David H. Walsh and Fred G. Weiss, all of whom are Independent Directors, and Paul L. Audet, who serves as an interested Director. The principal responsibilities of the Executive Committee are to (1) act on routine matters between meetings of the Board; (2) act on such matters as may require urgent action between meetings of the Board; and (3) exercise such other authority as may from time to time be delegated to the Executive Committee by the Board. The Board has adopted a written charter for the Executive Committee. During the fiscal year ended June 30, 2011, the Executive Committee did not meet.

The Independent Directors have adopted a statement of policy that describes the experience, qualifications, skills and attributes that are necessary and desirable for potential Independent Director candidates (the “Statement of Policy”). The Board believes that each Independent Director satisfied, at the time he or she was initially elected or appointed a Director, and continues to satisfy, the standards contemplated by the Statement of Policy. Furthermore, in determining that a particular Director was and continues to be qualified to serve as a Director, the Board has considered a variety of criteria, none of which, in isolation, was controlling. The Board believes that, collectively, the Directors have balanced and diverse experiences, skills, attributes and qualifications, which allow the Board to operate effectively in governing the Master LLC and protecting the interests of shareholders. Among the attributes common to all Directors is their ability to review critically, evaluate, question and discuss information provided to them, to interact effectively with the Master LLC’s investment adviser, sub-advisers, other service providers, counsel and independent auditors, and to exercise effective business judgment in the performance of their duties as Directors. Each Director’s ability to perform his or her duties effectively is evidenced by his or her educational background or professional training; business, consulting, public service or academic positions; experience from service as a board member of the Master LLC and the other funds in the BlackRock fund complexes (and any predecessor funds), other investment funds, public companies, or not-for-profit entities or other organizations; ongoing commitment and participation in Board and committee meetings, as well as their leadership of standing and ad hoc committees throughout the years; or other relevant life experiences.

The table below discusses some of the experiences, qualifications and skills of each of our Directors that support the conclusion that each board member should serve (or continue to serve) on the Boards.

Director	Experience, Qualifications and Skills

Independent Directors

James H. Bodurtha

James H. Bodurtha has served for more than 20 years on the boards of registered investment companies, most recently as a member of the Board of the Equity-Bond Complex and its predecessor funds, including as Chairman of the Board of certain of the legacy-Merrill Lynch Investment Managers, L.P. (“MLIM”) funds. Prior thereto, Mr. Bodurtha was counsel to and a member of the board of a smaller bank-sponsored mutual funds group. In addition, Mr. Bodurtha is a member of, and previously served as Chairman of, the Independent Directors Council and currently serves as an independent director on the Board of Governors of the Investment Company Institute. He also has more than 30 years of executive management and business experience through his work as a consultant and as the chairman of the board of a privately-held company. In addition, Mr. Bodurtha has more than 20 years of legal experience as a corporate attorney and partner in a law firm, where his practice included counseling registered investment companies and their boards.

Bruce R. Bond

Bruce R. Bond has served for approximately 14 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-BlackRock funds and the State Street Research Mutual Funds. He also has executive management and business experience, having served as president and chief executive officer of several communications networking companies. Mr. Bond also has corporate governance experience from his service as a director of a computer equipment company.

Donald W. Burton

Donald W. Burton has served for approximately 26 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-MLIM and Raymond James funds. He also has more than 30 years of investment management business experience, having served as the managing general partner of an investment partnership, and a member of the Investment Advisory Council of the Florida State Board of Administration. In addition, Mr. Burton has corporate governance experience, having served as a board member of publicly-held financial, health-care, and telecommunications companies.

The Honorable Stuart E. Eizenstat

The Honorable Stuart E. Eizenstat has served for approximately 10 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-BlackRock funds. Mr. Eizenstat has been determined to be an audit committee financial expert, as such term is defined in the applicable SEC rules. He served as U.S. Ambassador to the European Union Under Secretary of Commerce for International Trade, Under Secretary of State for Economic, Business & Agricultural Affairs, and Deputy Secretary of the U.S.

Director	Experience, Qualifications and Skills

Treasury during the Clinton Administration. He was Director of the White House Domestic Policy Staff and Chief Domestic Policy Adviser to President Carter. In addition, Mr. Eizenstat is a practicing attorney and Head of the International Practice at a major international law firm. Mr. Eizenstat has business and executive management experience and corporate governance experience through his service on the advisory boards and corporate boards of publicly-held consumer, energy, environmental delivery, metallurgical and telecommunications companies. Mr. Eizenstat has been determined by the Audit Committee to be an audit committee financial expert, as such term is defined in the applicable SEC rules.

Kenneth A. Froot

Kenneth A. Froot has served for approximately 16 years on the boards of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-MLIM funds. The Equity-Bond Board benefits from Mr. Froot’s years of academic experience, having served as a professor of finance at Harvard University since 1992 and teaching courses on capital markets, international finance, and risk management. Mr. Froot has published numerous articles and books on a range of topics, including, among others, the financing of risk, risk management, the global financial system, currency analysis, foreign investing, and investment style strategies. He has served as a director of research for Harvard Business School for approximately 6 years, and as a managing partner of an investment partnership. In addition, Mr. Froot has served as a consultant to the International Monetary Fund, the World Bank, and the Board of Governors of the Federal Reserve, and served on the staff of the US President’s Council of Economic Advisers and the Economic Advisory Board of the Export-Import Bank of the United States.

Robert M. Hernandez

Robert M. Hernandez has served for approximately 17 years on the board of registered investment companies, having served as Chairman of the Board of the Equity-Bond Complex and as Vice Chairman and Chairman of the Audit and Nominating/Governance Committees of its predecessor funds, including certain legacy-BlackRock funds. Mr. Hernandez has business and executive experience through his service as group president, chief financial officer, Chairman and vice chairman, among other positions, of publicly-held energy, steel, and metal companies. He has served as a director of other public companies in various industries throughout his career. He also has broad corporate governance experience, having served as a board member of publicly-held energy, insurance, chemicals, metals and electronics companies. Mr. Hernandez has been determined by the Audit Committee to be an audit committee financial expert, as such term is defined in the applicable SEC rules.

John F. O’Brien

John F. O’Brien has served for approximately 6 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-MLIM funds. He also has investment management experience, having served as the president, director, and chairman of the board of an investment management firm and a life insurance company. Mr. O’Brien also has broad corporate governance and audit committee experience, having served as a board member and audit committee member of publicly-held financial, medical, energy, chemical, retail, life insurance, and auto parts manufacturing companies, and as a director of a not-for-profit organization.

Director	Experience, Qualifications and Skills

Roberta Cooper Ramo

Roberta Cooper Ramo has served for approximately 11 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-MLIM funds. She is a practicing attorney and shareholder in a law firm for more than 30 years. Ms. Ramo has oversight experience through her service as chairman of the board of a retail company and as president of the American Bar Association and the American Law Institute and as President, for 2 years, and Member of the Board of Regents, for six years, of the University of New Mexico. She also has corporate governance experience, having served on the Boards of United New Mexico Bank and the First National Bank of New Mexico and on the Boards of non-profit organizations.

David H. Walsh

David H. Walsh has served for approximately 8 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including the legacy-MLIM funds. Mr. Walsh has investment management experience, having served as a consultant with Putnam Investments (“Putnam”) from 1993 to 2003, and employed in various capacities at Putnam from 1971 to 1992. He has oversight experience, serving as the director of an academic institute, and a board member of various not-for-profit organizations.

Fred G. Weiss

Fred G. Weiss has served for approximately 13 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds, including as Chairman of the board of certain of the legacy-MLIM funds. He also has more than 30 years of business and executive management experience, having served in senior executive positions of two public companies where he was involved in both strategic planning and corporate development, as Chairman of the Committee on Investing Employee Assets (CIBA) and as a managing director of an investment consulting firm. Mr. Weiss also has corporate governance experience, having served as a board member of a publicly-held global technology company and a pharmaceutical company, and as a director of a not-for-profit foundation. Mr. Weiss has been determined by the Audit Committee to be an audit committee financial expert, as such term is defined in the applicable SEC rules.

Director	Experience, Qualifications and Skills

Interested Directors

Paul L. Audet

Mr. Audet has a wealth of experience in the investment management industry, including more than 13 years with BlackRock and over 20 years in finance and asset management. He also has expertise in finance, as demonstrated by his positions as Chief Financial Officer of BlackRock and head of BlackRock’s Global Cash Management business. Mr. Audet currently is a member of BlackRock’s Global Operating and Corporate Risk Management Committees, the BlackRock Alternative Investors Executive Committee and the Investment Committee for the Private Equity Fund of Funds. Prior to joining BlackRock, Mr. Audet was the Senior Vice President of Finance at PNC Bank Corp. and Chief Financial Officer of the investment management and mutual fund processing businesses and head of PNC’s Mergers & Acquisitions unit.

Laurence D. Fink

Laurence D. Fink has served for approximately 11 years on the board of registered investment companies, having served as a member of the Board of the Equity-Bond Complex and its predecessor funds. He serves as Chairman of the Board and Chief Executive Officer of BlackRock, Inc. since its formation in 1998 and of BlackRock, Inc.’s predecessor entities since 1988 and Chairman of the Executive and Management Committees. Mr. Fink served as a managing director of The First Boston Corporation, Member of its Management Committee, Co-head of its Taxable Fixed Income Division and Head of its Mortgage and Real Estate Products Group. He also is Chairman of the Board of several of BlackRock’s alternative investment vehicles, Director of several of BlackRock’s offshore funds, a Member of the Board of Trustees of New York University, Chair of the Financial Affairs Committee and a member of the Executive Committee, the Ad Hoc Committee on Board Governance, and the Committee on Trustees. Mr. Fink serves as Co-Chairman of the NYU Hospitals Center Board of Trustees, Chairman of the Development/Trustee Stewardship Committee and Chairman of the Finance Committee, and a Trustee of The Boys’ Club of New York.

Henry Gabbay

Mr. Gabbay’s many years of experience in finance provides the Board with a wealth of practical business knowledge and leadership. In particular, Mr. Gabbay’s experience as a Consultant for and Managing Director of BlackRock, Inc., Chief Administration Officer of BlackRock Advisors, LLC and President of BlackRock Funds provides the BlackRock-advised Funds with greater insight into the analysis and evaluation of both its existing investment portfolios and potential future investments as well as enhanced oversight of their investment decisions and investment valuation processes. In addition, Mr. Gabbay’s former positions as Chief Administrative Officer of the BlackRock Advisors, LLC and as Treasurer of certain closed-end funds in the BlackRock fund complex provides the Boards with direct knowledge of the operations of the BlackRock-advised Funds and their investment advisers, respectively. Mr. Gabbay’s previous service on and long-standing relationship with the Board also provides him with a specific understanding of the BlackRock-advised Funds, their operations, and the business and regulatory issues facing the BlackRock-advised Funds.

Share Ownership. Information relating to each current Director’s share ownership in the Master LLC and in all BlackRock-advised Funds that are overseen by the respective Director (“Supervised Funds”) as of December 31, 2010 is set forth in the chart below.

Name of Director	Aggregate Dollar Range of Equity Securities in the Master LLC*	Aggregate Dollar Range of Equity Securities in Supervised Funds

Interested Directors:
Paul L. Audet**	None	Over 100,000
Laurence D. Fink	None	Over 100,000
Henry Gabbay	None	Over 100,000

Independent Directors:
James H. Bodurtha	None	Over 100,000
Bruce R. Bond	None	Over 100,000
Donald W. Burton	None	None
Honorable Stuart E. Eizenstat	None	Over 100,000
Kenneth A. Froot	None	Over 100,000
Robert M. Hernandez	None	Over 100,000
John F. O’Brien	None	Over 100,000
Roberta Cooper Ramo	None	Over 100,000
David H. Walsh	None	Over 100,000
Fred G. Weiss	None	Over 100,000

*	The Master LLC does not sell interests to the public.

**	Mr. Audet was appointed to serve as a Director of the Master LLC effective September 13, 2011. The information provided for Mr. Audet is as of September 21, 2011.

As of September 30, 2011, the Directors and officers of the Master LLC as a group owned none of the outstanding interests of the Master LLC. As of December 31, 2010, none of the Independent Directors then in office of the Master LLC or their immediate family members owned beneficially or of record any securities of affiliates of BlackRock, BlackRock Investments, LLC (“BRIL”), or any person directly or indirectly controlling, controlled by, or under common control with the BlackRock or BRIL.

(c)  Compensation.

Each Director who is an Independent Director is paid as compensation an annual retainer of $150,000 per year for his or her services as Board member of the funds in the Equity-Bond Complex, including the Master LLC, and a $25,000 Board meeting fee to be paid for each Board meeting up to five Board meetings held in a calendar year (compensation for meetings in excess of this number to be determined on a case-by-case basis), together with out-of-pocket expenses in accordance with a Board policy on travel and other business expenses relating to attendance at meetings. In addition, the Chairman and Vice-Chairman of the Board are paid as compensation an additional annual retainer of $80,000 and $25,000, respectively, per year. The Chairmen of the Audit Committee, Compliance Committee, Governance Committee and Performance Committee are paid as compensation an additional annual retainer of $25,000, respectively. The Chairman of the Product Pricing Committee, Mr. O’Brien, is paid an annual retainer of $25,000, which is allocated among all of the non-money market funds in the BlackRock Fund Complexes.

Mr. Gabbay is an interested Director of the Master LLC and serves as an interested Board member of the other BlackRock-advised Funds which comprise the Equity-Liquidity, the Equity-Bond and the Closed-End BlackRock Fund Complexes. Mr. Gabbay receives as compensation for his services as a Board member of each of three BlackRock Fund Complexes, (i) an annual retainer of $487,500, allocated to the funds in these three BlackRock Fund Complexes, including the Master LLC and (ii) with respect to each of the two open-end BlackRock Fund Complexes, a Board meeting fee of $3,750 (with respect to meetings of the Equity-Liquidity Complex) and $18,750 (with respect to meetings of the Equity-Bond Complex) to be paid for attendance at each Board meeting up to five Board meetings held in a calendar year by each such Complex (compensation for meetings in excess of this number to be determined on a case-by-case basis). Mr. Gabbay will also be reimbursed for out-of-pocket expenses in accordance with a Board policy on travel and other business expenses relating to attendance at meetings. Mr. Gabbay’s compensation for serving on the boards of funds in these BlackRock Fund Complexes (including the Master LLC) is equal to 75% of each retainer and, as applicable, of each meeting fee (without regard to additional fees paid to Board and Committee chairs) received by the Independent Board Members serving on such boards. The Board of the Master LLC or of any other BlackRock-advised Funds may modify the Board members’ compensation from time to time depending on market conditions and Mr. Gabbay’s compensation would be impacted by those modifications.

The following table sets forth the compensation earned by each of the Directors for the fiscal year ended June 30, 2011 and the aggregate compensation paid to them by all BlackRock-advised Funds for the calendar year ended December 31, 2010.

Name(1)	Aggregate Compensation from the Master LLC	Estimated Annual Benefits Upon Retirement	Aggregate Compensation from the Master LLC and Other BlackRock- Advised Funds

Interested Directors:(2)
Paul L. Audet(3)	None	None	None
Richard S. Davis(4)	None	None	None
Laurence D. Fink	None	None	None
Henry Gabbay	$5,310	None	$608,125

Independent Directors:
James H. Bodurtha(5)	$8,268	None	$300,000
Bruce R. Bond	$7,286	None	$275,000
Donald W. Burton	$7,520	None	$305,000
Honorable Stuart E. Eizenstat(6)	$8,268	None	$300,000
Kenneth A. Froot	$7,286	None	$275,000
Robert M. Hernandez(7)	$10,661	None	$385,000
John F. O’Brien(8)	$7,977	None	$330,000
Roberta Cooper Ramo	$7,286	None	$275,000
David H. Walsh(9)	$8,501	None	$325,000
Fred G. Weiss(10)	$9,483	None	$355,000
Richard R. West(11)	$7,286	None	$275,000

(1)	For the number of BlackRock-advised Funds from which each Director receives compensation see the Biographical Information Chart beginning on page B-3.

(2)

Mr. Gabbay began receiving compensation from the Master LLC for his service as a Director effective January 1, 2009. Mr. Audet and Mr. Fink receive no compensation from the Master LLC for their service as Directors.

(3)	Mr. Audet was appointed to serve as a Director of the Master LLC effective September 13, 2011.

(4)	Mr. Davis resigned as a Director of the Master LLC and as a director or trustee of all the other BlackRock-advised Funds effective September 13, 2011.

(5)	Chairman of the Compliance Committee.

(6)	Chairman of the Governance Committee.

(7)	Chairman of the Board of Directors.

(8)	Chairman of the Product Pricing Committee.

(9)	Chairman of the Performance Committee.

(10)	Vice Chairman of the Board of Directors and Chairman of the Audit Committee.

(11)	Mr. West retired as a Director of the Master LLC and as a director or trustee of all BlackRock-advised Funds effective December 31, 2010.

(d)  Sales Loads. Not Applicable.

(e)  Code of Ethics.

The Master LLC, the BlackRock Basic Value Fund, BlackRock, BlackRock Investment Management, LLC, and BRIL each has adopted a Code of Ethics under Rule 17j-1 of the Investment Company Act. The Codes of Ethics establish procedures for personal investing and restrict certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Master LLC.

(f)  Proxy Voting Policies.

Information relating to the Master LLC proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the BlackRock Basic Value Fund Registration Statement.

Item 18.    Control Persons and Principal Holders of Securities.

All holders of interests are entitled to vote in proportion to the amount of their interests in the Master LLC. There is no cumulative voting. Accordingly, the holder or holders of more than 50% of the aggregate interests in the Master LLC would be able to elect all the Directors.

As of October 11, 2011, BlackRock Basic Value Fund, a Maryland corporation, owned 99.47% of the Master LLC and, therefore, controls the Master LLC.

Item 19.    Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 10 in the Master LLC’s Part A.

Information relating to the investment management and other services provided to the Master LLC or on behalf of the Master LLC is incorporated herein by reference from Part A of the BlackRock Basic Value Fund Registration Statement and the sections entitled “Management and Advisory Arrangements” in Part I of Part B and “Management and Other Service Arrangements” in Part II of Part B of the BlackRock Basic Value Fund Registration Statement. The following list identifies the specific sections and sub-sections in Part B of the BlackRock Basic Value Fund Registration Statement under which the information required by Item 19 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No.	Sections Incorporated by Reference from Part A and Part B of the BlackRock Basic Value Fund Registration Statement

Item 19(a)	Part B - Part I: Management and Advisory Arrangements(1) Part B - Part II: Management and Other Service Arrangements(2)

Item 19(c)	Part B - Part I: Management and Advisory Arrangements(1) Part B - Part II: Management and Other Service Arrangements(2)

Item 19(d)	Part B - Part I: Management and Advisory Arrangements(1)

Item 19(e)	Not Applicable

Item 19(f)	Not Applicable

Item 19(g)	Not Applicable

Item 19(h)	Part A - Back Cover Part B: Management and Other Service Arrangements(2)

(1)	Excluding the subsection entitled “Transfer Agency Services.”
(2)	Excluding the subsections entitled “Transfer Agency Services” and “Distribution Expenses.”

BlackRock Investments, LLC (“BRIL”), 40 East 52nd Street, New York, New York 10022, an affiliate of BlackRock, acts as placement agent for the Master LLC pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, BRIL receives no compensation for acting as placement agent for the Master LLC.

Item 20.    Portfolio Managers.

The Master LLC is managed by Kevin Rendino and Carrie King, who are jointly and primarily responsible for the day-to-day management of the Master LLC’s portfolio and are jointly and equally responsible for the selection of its investments. Mr. Rendino is the senior portfolio manager and Ms. King is the associate portfolio manager. Information about each portfolio manager’s compensation, other accounts he manages and his ownership of BlackRock Basic Value Fund shares is incorporated herein by reference to the section entitled “Management and Advisory Arrangements” in Part I of Part B of the BlackRock Basic Value Fund Registration Statement.

Item 21.    Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Master LLC is incorporated herein by reference to the section entitled “Portfolio Transactions and Brokerage” in Parts I and II of Part B of the BlackRock Basic Value Fund Registration Statement.

Item 22.    Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 10(b) and Item 11 in the Master LLC’s Part A. Under the limited liability company agreement, the Directors are authorized to issue interests in the Master LLC. Upon liquidation of the Master LLC, a Feeder Fund would be entitled to share in the assets of the Master LLC that are available for distribution in proportion to its investment in the Master LLC.

The Master LLC is organized as a limited liability company under the laws of the State of Delaware. BlackRock Basic Value Fund is entitled to vote in proportion to its investment in the Master LLC.

BlackRock Basic Value Fund will participate in the earnings, dividends and assets of the Master LLC in accordance with its pro rata interest in the Master LLC. No certificates are issued.

Each investor is entitled to a vote, with respect to matters affecting the Master LLC, in proportion to the amount of its investment in the Master LLC. Investors in the Master LLC do not have cumulative voting rights, and investors holding more than 50% of the aggregate interests in the Master LLC may elect all of the Directors of the Master LLC if they choose to do so and in such event the other investors in the Master LLC would not be able to elect any Director. The Master LLC is not required to hold annual meetings of investors but the Master LLC will hold special meetings of investors when in the judgment of the Master LLC’s Directors it is necessary or desirable to submit matters for an investor vote. The Directors may elect to terminate the Master LLC without a vote of the interest holders.

Item 23.    Purchase, Redemption and Pricing of Interests in the Master LLC.

The following information supplements and should be read in conjunction with Item 11 and Item 12 in the Master LLC’s Part A.

(a)  Purchase of Interests in the Master LLC.

The aggregate net asset value of the Master LLC is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based upon prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Master LLC is the value of the securities held by the Master LLC plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to BlackRock, are accrued daily. Each investor in the Master LLC may add to or reduce its investment in the Master LLC on each day the NYSE is open for trading. The value of each investor’s interest in the Master LLC will be determined after the close of business on the NYSE by multiplying the aggregate net asset value of the Master LLC by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Master LLC. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate interests in the Master LLC will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Master LLC as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Master LLC effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Master LLC as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Master LLC by all investors in the Master LLC. The percentage so determined will then be applied to determine the value of the investor’s interest in the Master LLC after the close of business on the NYSE or the next determination of the aggregate net asset value of the Master LLC.

Equity Investments. Securities traded on a recognized securities exchange or on the NASDAQ Global Market System are valued at the last reported sale price that day or the NASDAQ official closing price, if applicable; if a security is traded on more than one exchange, the last reported sale price on the exchange where the stock is primarily traded is used; securities traded on a recognized securities exchange for which there were no sales on that day are valued at the last bid (long position) or ask (short position) price. If the Master LLC holds both long and short positions in the same security, the last bid price will be applied to securities held long and the last ask price will be applied to securities sold short. If no bid or ask price is available, the prior day’s price will be used, unless it is determined that such prior day’s price no longer reflects the fair value of the security, in which case such asset would be treated as a fair value asset.

Fixed Income Investments. Fixed income securities for which market quotations are readily available are generally valued using such securities’ most recent bid prices provided directly from one or more broker-dealers, market makers, or independent third-party pricing services which may use matrix pricing and valuation models to derive values, each in accordance with valuation procedures approved by the Master LLC’s Board; the amortized cost method of valuation may be used with respect to debt obligations with sixty days or less remaining to maturity unless the Manager and/or Sub-Adviser determines such method does not represent fair value; floating rate loan interests are generally valued at the mean between the last available bid prices from one or more brokers or dealers as obtained from an independent third-party pricing service. Fixed income securities for which market quotations are not readily available may be valued by third-party pricing services who make a valuation determination by securing observed transaction data (e.g., recent representative bids), credit quality information, perceived market movements, news, and other relevant information and by other methods, which may include consideration of: yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Options, Futures, Swaps and Other Derivatives. Exchange-traded options are valued at the mean between the last bid and ask prices at the close of the options market on which the option is traded; an exchange-traded option for which there is no mean price is valued at the last bid (long position) or ask (short position) price; if no bid or ask price is available, the prior day’s price will be used, unless it is determined that such prior day’s price no longer reflects the fair value of the option. OTC options are valued by an independent pricing service using a mathematical model which incorporates a number of market data factors. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Swap agreements and other derivatives are generally valued daily based upon quotations from market makers or by a pricing service in accordance with the valuation procedures approved by the Board.

Underlying Funds. Shares of underlying open-end funds are valued at net asset value. Shares of underlying exchange-traded closed-end funds or other exchange-traded funds will be valued at their most recent closing price.

General Valuation Information

In determining the market value of portfolio investments, the Master LLC may employ independent third party pricing services, which may use, without limitation, a matrix or formula method that takes into consideration market indexes, matrices, yield curves and other specific adjustments. This may result in the securities being valued at a price different from the price that would have been determined had the matrix or formula method not been used. All cash, receivables and current payables are carried on the Master LLC’s books at their face value.

In the event that application of the methods of valuation discussed above result in a price for a security which is deemed not to be representative of the fair market value of such security, the security will be valued by, under the direction of or in accordance with a method specified by the Master LLC’s Board as reflecting fair value. All other assets and securities (including securities for which market quotations are not readily available) held by the Master LLC (including restricted securities) are valued at fair value as determined in good faith by the Master LLC’s Board or by BlackRock (its delegate). Any assets which are denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange.

Certain of the securities acquired by the Master LLCs may be traded on foreign exchanges or over-the-counter markets on days on which the Master LLC’s net asset value is not calculated. In such cases, the net asset value of the Master LLC’s shares may be significantly affected on days when investors can neither purchase nor redeem shares of the Master LLC.

Fair Value. When market quotations are not readily available or are believed by BlackRock to be unreliable, the Master LLC’s investments are valued at fair value (“Fair Value Assets”). Fair Value Assets are valued by BlackRock in accordance with procedures approved by the Master LLC’s Board. BlackRock may conclude that a market quotation is not readily available or is unreliable if a security or other asset does not have a price source due to its lack of liquidity, if BlackRock believes a market quotation from a broker-dealer or other source is unreliable (e.g., where it varies significantly from a recent trade), where the security or other asset is thinly traded (e.g., municipal securities and certain foreign securities can be expected to be thinly traded), or where there is a significant event subsequent to the most recent market quotation. For this purpose, a “significant event” is deemed to occur if the BlackRock Portfolio Management Group and/or the Pricing Group determines, in its business judgment prior to or at the time of pricing the Master LLC’s assets, that it is likely that the event will cause a material change to the last closing market price of one or more assets held by the Master LLC. On any date the NYSE is open and the primary exchange on which a foreign asset is traded is closed, such asset will be valued using the prior day’s price, provided that BlackRock is not aware of any significant event or other information that would cause such price to no longer reflect the fair value of the asset, in which case such asset would be treated as a Fair Value Asset. For certain foreign securities, a third-party vendor supplies evaluated, systematic fair value pricing based upon the movement of a proprietary multi-factor model after the relevant foreign markets have closed. This systematic fair value pricing methodology is designed to correlate the prices of foreign securities following the close of the local markets to the price that might have prevailed as of the Master LLC’s pricing time.

BlackRock’s Pricing Group, with input from the BlackRock Portfolio Management Group, will submit its recommendations regarding the valuation and/or valuation methodologies for Fair Value Assets to BlackRock’s Valuation Committee. The Valuation Committee may accept, modify or reject any recommendations. In addition, BlackRock’s Pricing Group periodically endeavors to confirm the prices it receives from all third party pricing services, index providers and broker-dealers, and, with the assistance of BlackRock’s portfolio managers, to regularly evaluate the values assigned to the securities and other assets held by the Master LLCs. The pricing of all Fair Value Assets is subsequently reported to and ratified by the Board or a Committee thereof.

When determining the price for a Fair Value Asset, the BlackRock Valuation Committee (or the Pricing Group) shall seek to determine the price that the Master LLC might reasonably expect to receive from the current sale of that asset in an arm’s-length transaction. The price generally may not be determined based on what the Master LLC might reasonably expect to receive for selling an asset at a later time or if it holds the asset to maturity. Fair value determinations shall be based upon all available factors that the Valuation Committee (or Pricing Group) deems relevant at the time of the determination, and may be based on analytical values determined by BlackRock using proprietary or third party valuation models.

Fair value represents a good faith approximation of the value of a security. The fair value of one or more securities may not, in retrospect, be the price at which those assets could have been sold during the period in which the particular fair values were used in determining the Master LLC’s net asset value. As a result, the Master LLC’s sale or redemption of its shares at net asset value, at a time when a holding or holdings are valued at fair value, may have the effect of diluting or increasing the economic interest of existing shareholders.

Interests in the Master LLC are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investments in the Master LLC may only be made by a limited number of institutional investors including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

There is no minimum initial or subsequent investment in the Master LLC. However, because the Master LLC intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Master LLC’s custodian bank by a Federal Reserve Bank).

The Master LLC reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Master LLC on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by a Feeder Fund to the Master LLC. When a request is received in proper form, the Master LLC will redeem a Feeder Fund’s interests at the next determined net asset value. The Master LLC will make payment for all interests redeemed within seven days after receipt by the Master LLC of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period when the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Master LLC may not be transferred except with the consent of all of the Directors and all of the remaining interest holders.

(b)  Fund Reorganizations. Not Applicable.

(c)  Offering Price. Not Applicable.

(d)  Redemption in Kind.

Shares normally will be redeemed for cash upon receipt of a request in proper form, although the Master LLC retains the right to redeem some or all of its shares in-kind under unusual circumstances, in order to protect the interests of remaining shareholders, or to accommodate a request by a particular shareholder that does not adversely affect the interest of the remaining shareholders, by delivery of securities selected from the Master LLC’s assets at its discretion. In-kind payment means payment will be made in portfolio securities rather than cash. If this occurs, the redeeming shareholder might incur brokerage or other transaction costs to convert the securities to cash. The Master LLC has elected, however, to be governed by Rule 18f-1 under the Investment Company Act so that the Master LLC is obligated to redeem its shares solely in cash up to the lesser of $250,000 or 1% of its net asset value during any 90-day period for any of shareholder of the Master LLC. The redemption price is the net asset value per share next determined after the initial receipt of proper notice of redemption. The value of shares of the Master LLC at the time of redemption may be more or less than your cost at the time of purchase, depending in part on the market value of the securities held by the Master LLC at such time. Except for any CDSC or redemption fee that may be applicable, there will be no redemption charge if your redemption request is sent directly to the Transfer Agent. If you are liquidating your holdings you will receive all dividends reinvested through the date of redemption.

The right to redeem shares may be suspended for more than seven days only (i) for any period during which trading on the NYSE is restricted as determined by the Commission or during which the NYSE is closed (other than customary weekend and holiday closings), (ii) for any period during which an emergency exists, as defined by the Commission, as a result of which disposal of portfolio securities or determination of the net asset value of the Master LLC is not reasonably practicable, or (iii) for such other periods as the Commission may by order permit for the protection of shareholders of the Master LLC.

The Master LLC, with other investment companies advised by BlackRock, has entered into a joint committed line of credit with a syndicate of banks that is intended to provide the Master LLC with a temporary source of cash to be used to meet redemption requests from shareholders in extraordinary or emergency circumstances.

(e)  Arrangements Permitting Frequent Purchases and Redemptions of Master LLC Interests. Not Applicable.

Item 24.    Taxation of the Master LLC.

The Master LLC is treated as a partnership or disregarded entity under the Code, and, thus, is not subject to income tax. Based upon the status of the Master LLC as a partnership or disregarded entity, each investor in the Master LLC takes into account its share of the Master LLC’s ordinary income, capital gain, losses, deductions and credits in determining its income tax liability. The determination of such share is made in accordance with the Code and Treasury regulations promulgated thereunder.

The Master LLC’s fiscal year end is June 30. Although the Master LLC will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Master LLC’s assets, income and distributions will be managed in such a way that an investor in the Master LLC will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming that the investor invested all of its investable assets in the Master LLC. Any prospective Feeder Fund that is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Master LLC as they are taken into account by the Master LLC.

Certain transactions of the Master LLC are subject to special tax rules of the Code that may, among other things (a) affect the character of realized gains and losses, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to shareholders of the Feeder Fund. Special tax rules also will require the Master LLC to mark-to-market certain types of positions in its portfolio (i.e., treat them as sold on the last day of the taxable year) and may result in the recognition of income without a corresponding receipt of cash. The Master LLC intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Fund for the special treatment afforded RICs under the Code.

If the Master LLC purchases shares of an investment company (or similar investment entity) organized under foreign law, a Feeder Fund, by virtue of its ownership of the Master LLC’s interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. Each Feeder Fund holding an interest in the Master LLC may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such Feeder Fund as a dividend to its shareholders. However, an election can be made to “mark-to-market” at the end of each taxable year all the shares treated as held in PFICs. If this election were made, the Feeder Fund would recognize as ordinary income any increase in the value of such shares as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, a Feeder Fund could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions received from PFICs.

The Master LLC may be subject to a tax on dividend or interest income received from securities of a foreign issuer. The United States has entered into tax treaties with many foreign countries which may entitle the Master LLC to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Master LLC’s assets to be invested within various countries is not known.

The Master LLC is managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Master LLC level. Thus, consistent with its investment objectives, the Master LLC will meet the income and diversification of assets tests of the Code applicable to RICs. The Master LLC and the Feeder Fund have received a ruling from the Internal Revenue Service that the existing feeder fund that is a RIC will be treated as owner of its proportionate shares of the Master LLC’s assets and income for purposes of these tests.

The Code requires a RIC to pay a non-deductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98.2% of its net capital gain, determined, in general, on an October 31 year-end basis, plus certain undistributed amounts from previous years. The Master LLC intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Master LLC’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Master LLC.

Item 25.    Underwriter.

The exclusive placement agent for the Master LLC is BRIL, an affiliate of BlackRock. BRIL receives no compensation for acting as Placement Agent for the Master LLC. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Master LLC.

Item 26.    Calculation of Performance Data.

Not Applicable.

Item 27.    Financial Statements.

The audited financial statements of the Master LLC and the Fund, including the reports of the independent registered public accounting firm, are incorporated in the Part B of the Master LLC's Registration Statement by reference to the 2011 BlackRock Basic Value Fund Annual Report. You may request a copy of the BlackRock Basic Value Fund Annual Report at no charge by calling 1-800-441-7762 between 8:00 a.m. and 6:00 p.m. Eastern time on any business day.

PART C. OTHER INFORMATION

Item 28.    Exhibits.

Exhibit Number		Description

1	(a)	— Certificate of Trust of the Registrant.(a)

	(b)	— Declaration of Trust of the Registrant, dated May 2, 2000.(a)

	(c)	— Certificate of Conversion Converting Master Basic Value Trust to Master Basic Value LLC, dated June 15, 2007.(j)

	(d)	— Certificate of Formation of the Registrant, dated June 15, 2007.(j)

	(e)	— Limited Liability Company Agreement (the “LLC Agreement”) of the Registrant, dated June 15, 2007.(j)

2	— By-Laws of the Registrant, dated December 9, 2008.(n)

3	— Portions of the LLC Agreement and By-Laws of the Registrant defining the rights of holders of interests in the Registrant.(b)

4	(a)	— Form of Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC.(i)

	(b)	— Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Investment Management, LLC.(i)

5		— Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

6		— None.

7		— Form of Custodian Agreement between the Registrant and The Bank of New York Mellon (formerly The Bank of NewYork).(f)

8	(a)	— Form of Placement Agent Agreement between the Registrant and BlackRock Investments, LLC (formerly BlackRock Investments, Inc.).(k)

(b)	— Form of Subscription Agreement for the acquisition of interests in the Registrant.(a)

(c)	— Form of Amended and Restated Credit Agreement among the Registrant, a syndicate of banks and certain other parties.(c)

(d)	— Form of Termination, Replacement and Restatement Agreement among the Registrant, a syndicate of banks and certain other parties. (o)

	(e)	— Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company.(d)

	(f)	— Form of Securities Lending Agency Agreement between the Registrant and QA Advisers LLC (now BlackRock Investment Management LLC), dated August 10, 2001.(g)

9		— Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

10	— Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

11	— Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

12	(a)	— Certificate of Merrill Lynch Basic Value Fund, Inc.(a)

(b)	— Certificate of Mercury Basic Value Fund, Inc.(a)

13	— None.

14	— None.

15	(a)	— Code of Ethics of Registrant.(e)

	(b)	— Code of Ethics of BlackRock Investments, LLC (formerly BlackRock Investments, Inc.).(1)

	(c)	— Code of Ethics of BlackRock Advisors, LLC.(m)

16	— Power of Attorney.(h)

(*)	Filed herewith.

(a)	Previously filed as an exhibit to the Registrant’s initial Registration Statement on Form N-1A (File No. 811-10179) (the “Registration Statement”), filed on October 13, 2000.

(b)

Reference is made to the Registrant’s Certificate of Conversion and Certificate of Formation, filed as Exhibits 1(c) and 1(d), respectively, and to the following portions of the Registrant’s LLC Agreement, filed as Exhibit 1(e): to Article I (Sections 1.1 and 1.2), Article II (Sections 2.2, 2.4 and 2.7), Article III (Sections 3.2, 3.4, 3.8, 3.10, 3.11 and 3.12), Article V (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, and 5.9), Article VI, Article VII (Sections 7.1 and 7.2), Article VIII (Sections 8.1, 8.2, 8.3, 8.5, 8.6 and 8.8), Article IX, Article X (Sections 10.2, 10.3, 10.4 and 10.5) and Article XI (Sections 11.3 and 11.5). Reference is also made to the following portions of the Registrant’s By-Laws, filed as Exhibit 2. Article I, Article III (Sections 3.7 and 3.10), Article V (sections 5.1 and 5.2) and Article VI (Section 6.2).

(c)

Incorporated by reference to Exhibit 8(b)(7) to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of BlackRock Capital Appreciation Fund, Inc. (File No. 33-47875), filed on December 21, 2006.

(d)

Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775) filed on March 20, 2001.

(e)	Incorporated by reference to Exhibit 15(a) to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Ready Assets Prime Money Fund (File No. 2-52711), filed on April 29, 2009.

(f)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of The Asset Program, Inc. (File No. 33-53887), filed on March 21, 2002.

(g)

Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed on July 24, 2002.

(h)	Incorporated by reference to Exhibit 99(a) to Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on September 22, 2011.

(i)	Filed on October 2, 2006 as an Exhibit to Post-Effective Amendment No. 6 to the Registration Statement.

(j)	Filed on October 29, 2007 as an Exhibit to Post-Effective Amendment No. 7 to the Registration Statement.

(k)	File on October 28, 2008 as an Exhibit to Post-Effective Amendment No. 8 to the Registration Statement.

(l)	Incorporated by reference to Exhibit 15(b) to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Ready Assets Prime Money Fund (File No. 2-52711), filed on April 29, 2009.

(m)	Incorporated by reference to Exhibit 15(c) to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Ready Assets Prime Money Fund (File No. 2-52711), filed on April 29, 2009.

(n)	Incorporated by reference to Exhibit 2 to the Registrant’s Registration Statement on Form N-1A (File No. 811-10179), filed on October 28, 2009.

(o)

Incorporated by reference to Exhibit 8(c) to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of BlackRock Capital Appreciation Fund, Inc. (File No. 33-47875) filed on December 23, 2009.

Item 29.    Persons Controlled by or Under Common Control with Registrant.

The Registrant does not control and is not under common control with any other person.

Item 30.    Indemnification.

Reference is made to Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and pursuant to Sections 8.2, 8.3 and 8.4, of Article VIII of the Registrant’s Limited Liability Company Agreement (the “LLC Agreement”) (Exhibit 1(e) to this Registration Statement), Directors, officers, employees and agents of the Registrant will be indemnified to the maximum extent permitted by Delaware law and the Investment Company Act.

Article VIII, Section 8.1 provides, inter alia, that no Director, officer, employee or agent of the Registrant shall be liable to the Registrant, its Holders, or to any other Director, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Director to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.2 of the Registrant’s LLC Agreement provides:

The Company shall indemnify each of its Directors, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Director, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Directors who are neither Interested Persons of the Company nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Directors. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Company Property. The Directors may make advance payments in connection with indemnification under this Section 8.2; provided that any advance payment of expenses by the Company to any Director, officer, employee or agent shall be made only upon the undertaking by such Director, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a)  the Director, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b)  the Company shall be insured against losses arising by reason of any lawful advances; or

(c)  there is a determination, based on a review of readily available facts, that there is reason to believe that the Director, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i)   a majority of a quorum of Directors who are neither Interested Persons of the Company nor parties to the Proceedings; or

(ii)  an independent legal counsel in a written opinion.

Article VIII, Section 8.3 of the Registrant’s LLC Agreement further provides:

Nothing contained in Section 8.1 or 8.2 hereof shall protect any Director or officer of the Company from any liability to the Company or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Section 8.1 or 8.2 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Investment Adviser to the Company against any liability to the Company to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Company, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Investment Adviser to the Company.

As permitted by Article VIII, Section 8.6, the Registrant may insure its Directors and officers against certain liabilities, and certain costs of defending claims against such Directors and officers, to the extent such Directors and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions.

The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Directors and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Director or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Registrant hereby undertakes that it will apply the indemnification provisions of its LLC Agreement and By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the Investment Company Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 31.    Business and Other Connections of the Investment Adviser.

(a) See Item 10 in Part A and Item 19 in Part B of this Registration Statement regarding the business of the Manager. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Manager or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 31 in Part C of Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of BlackRock Basic Value Fund, Inc. (File No. 2-58521).

(b) BlackRock Investment Management, LLC (“BIM”) is an indirect, wholly owned subsidiary of BlackRock, Inc. BIM currently offers investment advisory services to institutional investors such as pension and profit-sharing plans or trusts, insurance companies and banks. The information required by this Item 31 about officers and directors of BIM, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by such officers and directors during the past two years, is incorporated by reference to Schedules A and D of Form ADV, filed by BIM pursuant to the Investment Advisers Act of 1940 (SEC File No. 801-56972).

Item 32.    Principal Underwriter.

(a) BlackRock Investments, LLC (“BRIL”) acts as the principal underwriter or the placement agent, as applicable, for each of the following open-end investment companies, including the Registrant:

BBIF Government Securities Fund	BlackRock Mid Cap Value Opportunities Series, Inc.
BBIF Money Fund	BlackRock Multi-State Municipal Series Trust
BBIF Tax-Exempt Fund	BlackRock Municipal Bond Fund, Inc.
BBIF Treasury Fund	BlackRock Municipal Series Trust
BIF Government Securities Fund	BlackRock Natural Resources Trust
BIF Money Fund	BlackRock Pacific Fund, Inc.
BIF Multi-State Municipal Series Trust	BlackRock Series Fund, Inc.
BIF Tax-Exempt Fund	BlackRock Series, Inc.
BIF Treasury Fund	BlackRock Value Opportunities Fund, Inc.
BlackRock Balanced Capital Fund, Inc.	BlackRock Variable Series Funds, Inc.
BlackRock Basic Value Fund, Inc.	BlackRock World Income Fund, Inc.
BlackRock Bond Allocation Target Shares	FDP Series, Inc.
BlackRock Bond Fund, Inc.	Funds for Institutions Series
BlackRock California Municipal Series Trust	Managed Account Series
BlackRock Capital Appreciation Fund, Inc.	Master Basic Value LLC
BlackRock Equity Dividend Fund	Master Bond LLC
BlackRock EuroFund	Master Focus Growth LLC
BlackRock Financial Institutions Series Trust	Master Government Securities LLC
BlackRock Focus Growth Fund, Inc.	Master Institutional Money Market LLC
BlackRock Funds	Master Investment Portfolio
BlackRock Funds II	Master Large Cap Series LLC
BlackRock Funds III	Master Money LLC
BlackRock Global Allocation Fund, Inc.	Master Tax-Exempt LLC
BlackRock Global Dynamic Equity Fund	Master Treasury LLC
BlackRock Global Emerging Markets Fund, Inc.	Master Value Opportunities LLC
BlackRock Global SmallCap Fund, Inc.	Quantitative Master Series LLC
BlackRock Index Funds, Inc.	Ready Assets Prime Money Fund
BlackRock Large Cap Series Funds, Inc.	Ready Assets U.S. Treasury Money Fund
BlackRock Latin America Fund, Inc.	Ready Assets U.S.A. Government Money Fund
BlackRock Liquidity Funds	Retirement Series Trust
BlackRock Master LLC

BRIL also acts as the principal underwriter and placement agent as applicable for each of the following closed-end registered investment companies:

BlackRock Fixed Income Value Opportunities

On or about October 1, 2008, BRIL replaced BlackRock Distributors, Inc. and FAM Distributors, Inc. as principal underwriter for each of the open-end registered investment companies mentioned above, including the Registrant.

(b) Set forth below is information concerning each director and officer of BRIL. The principal business address of each such person is 40 E. 52nd Street, New York, New York 10022. No individual listed in the chart below is an officer or employee of the Registrant.

Name	Position(s) and Office(s) with BRIL	Position(s) and Office(s) with Registrant

Laurence Fink	Chairman and Member, Board of Managers	Director/Trustee
Francis Porcelli	Chief Executive Officer and Managing Director	None
Anne Ackerley	Managing Director	None
Robert Connolly	General Counsel, Secretary and Senior Managing Director	None
Rick Froio	Chief Compliance Officer and Assistant Secretary	None
Paul Greenberg	Chief Financial Officer, Treasurer and Managing Director	None
John Blevins	Managing Director and Assistant Secretary	None
Brenda Sklar	Managing Director	None
Richard Turnill	Managing Director (FSA approved)	None
Daniel Adams	Vice President	None
Stephen Hart	Vice President and Assistant Secretary	None
Robert Kapito	Member, Board of Managers	None
David Waltcher	Member, Board of Managers	None

(c)  Not applicable.

Item 33.    Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act and the rules thereunder are maintained at the offices of:

(a)  Registrant, 1 University Square, Princeton, New Jersey 08540.

(b)  BlackRock Investments, LLC, 40 East 52nd Street, New York, New York 10022 (records relating to its functions as placement agent).

(c) BlackRock Distributors, Inc., 760 Moore Road, King of Prussia, PA 19406 and FAM Distributors, Inc., 1 University Square, Princeton, New Jersey 08540 (records relating to their functions as previous distributors).

(d)  BlackRock Advisors, LLC, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as investment adviser).

(e)  BlackRock Investment Management, LLC, 1 University Square, Princeton, New Jersey 08540 (records relating to its functions as sub-adviser).

(f)  BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, DE 19809 (records relating to its functions as transfer agent and dividend disbursing agent).

Item 34.    Management Services.

Other than as set forth or incorporated by reference in Item 10 of the Part A and Item 17 and Item 19 in Part B of the Registrant’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 35.    Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on October 28, 2011.

MASTER BASIC VALUE LLC
(Registrant)

By:	/s/ John Perlowski
(John Perlowski, President and Chief Executive Officer)